UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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KB HOME
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KB HOME
10990 Wilshire Boulevard
Los Angeles, California 90024
(310) 231-4000

February 22, 2013
Dear Fellow Stockholder:
Your directors and officers join me in inviting you to attend the 2013 Annual Meeting of Stockholders of KB Home at 9:00 a.m., Pacific Time, on Thursday, April 4, 2013 at our corporate office in Los Angeles, California.
At our 2013 Annual Meeting, we will consider the following items of business:

Items of Business	Board Recommendation

Elect ten directors, each to serve for a one-year term	FOR

Advisory vote to approve named executive officer compensation	FOR

Ratify the appointment of our independent registered public accounting firm	FOR

You can find more information on these items of business in the attached Notice of 2013 Annual Meeting of Stockholders and Proxy Statement. Your vote is very important, and we encourage you to vote via the Internet, by telephone or by mail as soon as possible to ensure that your vote is counted.
Following the formal business at the 2013 Annual Meeting, we will discuss our 2012 fiscal year results.
We look forward to seeing you on April 4.

Sincerely,

JEFFREY T. MEZGER
President and Chief Executive Officer

NOTICE OF 2013 ANNUAL MEETING OF STOCKHOLDERS

Time and Date:	9:00 a.m., Pacific Time, on Thursday, April 4, 2013.

Location:	KB Home Corporate Office, 10990 Wilshire Boulevard, Los Angeles, CA 90024.

Items of Business:	(1) Elect ten directors, each to serve for a one-year term;
(2) Advisory vote to approve named executive officer compensation; and
(3) Ratify the appointment of our independent registered public accounting firm.

The accompanying Proxy Statement describes these items in more detail. We have not received notice of any other matters that may be properly presented at the meeting.

Record Date:	You can vote at the meeting and at any postponement or adjournment of the meeting if you were a stockholder of record on February 8, 2013.

Voting:
Please vote as soon as possible, even if you plan to attend the meeting, to ensure that your shares will be represented. You do not need to attend the meeting to vote if you vote before the meeting. If you are a holder of record, you may vote your shares via the Internet, by telephone or by mail. If your shares are held by a broker or financial institution, you must vote your shares as instructed by that broker or financial institution.

Annual Report:
Copies of our Annual Report on Form 10-K for the fiscal year ended November 30, 2012 (the “Annual Report”), including audited financial statements, are being made available to stockholders concurrently with the accompanying Proxy Statement. We anticipate that these materials will first be made available on or about February 22, 2013.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on April 4, 2013: Our Proxy Statement and Annual Report are available at www.kbhome.com/investor/proxy.

BY ORDER OF THE BOARD OF DIRECTORS,
WILLIAM A. (TONY) RICHELIEU
Vice President and Corporate Secretary
Los Angeles, California
February 22, 2013

KB HOME
10990 Wilshire Boulevard
Los Angeles, California 90024
(310) 231-4000
PROXY STATEMENT
for the
2013 ANNUAL MEETING OF STOCKHOLDERS

General Information

What is the purpose of this Proxy Statement?
Your Board of Directors (the “Board”) is furnishing this Proxy Statement to you to solicit your proxy for our 2013 Annual Meeting. The items of business for the meeting are described in the accompanying Notice of 2013 Annual Meeting of Stockholders. This Proxy Statement contains information to help you decide how you want your shares to be voted. We anticipate that this Proxy Statement and a form of proxy or voting instruction form will first be made available on or about February 22, 2013.
Who can vote?
Holders of record of the 83,546,785 shares of common stock outstanding at the close of business on the record date (February 8, 2013) are entitled to one vote for each share held. The trustee of our Grantor Stock Ownership Trust (the “GSOT”) will vote the 10,615,934 shares the GSOT held on the record date based on the instructions received from our employees who hold unexercised common stock options under our employee equity compensation plans. Accordingly, a total of 94,162,719 shares are entitled to vote at the 2013 Annual Meeting. There is no right to cumulative voting.
Who is a “Holder of Record”?
If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the “holder of record” of those shares.
If your shares are held in a stock brokerage account or by a financial institution or other holder of record, you are a beneficial owner of those shares held in “street name.” If you are a beneficial owner, this Proxy Statement will use the term “broker” to describe the person or institution that is the holder of record of your shares.
Attending the 2013 Annual Meeting
Date:	Thursday, April 4, 2013.
Place:	KB Home Corporate Office 10990 Wilshire Boulevard Los Angeles, CA 90024.
Entry:

You must have an admission ticket and valid identification, as described below under the heading “Other Matters.” A professional business dress code will be observed. Parking is available at the meeting location. You may be subject to a security check.

Note:	No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted at the meeting. Additional rules of conduct will apply at the meeting.

Proxy Solicitation Costs
We will pay the cost to solicit proxies for the 2013 Annual Meeting. In addition to this Proxy Statement, our officers, directors and other employees may solicit proxies personally or in writing or by telephone, facsimile or email for no additional compensation. We will, if requested, reimburse banks, brokerage houses and other custodians, nominees and certain fiduciaries for their reasonable expenses in providing material to their principals. We have hired Georgeson Inc., a professional soliciting organization, to assist us in proxy solicitation and in distributing proxy materials. For these services, we will pay Georgeson a fee of $9,000, plus reimbursement for out-of-pocket expenses.

Voting Information

Quorum Requirement:
For stockholders to take action at the 2013 Annual Meeting, a majority of the shares of our common stock outstanding on the record date must be present or represented at the meeting. Abstentions and “broker non-votes” are counted for this purpose.

Broker Non-Votes:

A “broker non-vote” arises when a broker does not receive instructions from a beneficial owner and does not have the discretionary authority to vote on an item of business. For the 2013 Annual Meeting, we understand that brokers have discretionary authority to vote only on ratifying the appointment of our independent registered public accounting firm. Therefore, if you are a beneficial owner, you must instruct your broker on how you want your shares to be voted on the other items of business for the 2013 Annual Meeting in order for your shares to be counted for those items.

Proxy Voting:

Holders of record may vote by proxy via the Internet, by telephone or by mail as described in the form of proxy or voting instruction form. If you are a beneficial owner, your broker should send you proxy voting materials and instructions, and may do so electronically.

Voting in Person:

Holders of record (or someone designated by a signed legal proxy) may vote in person at the 2013 Annual Meeting. If you are a beneficial owner, you must obtain a legal proxy from your broker and present it with your ballot. Voting at the 2013 Annual Meeting will replace any prior proxy voting.

Voting By Named Proxies:

The named proxies for the 2013 Annual Meeting — Jeffrey T. Mezger and Brian J. Woram (or their duly authorized designees) — will follow submitted proxy voting instructions. They will vote as the Board recommends as to any submitted instructions that do not direct how to vote on any item, and will vote on any other matters properly presented at the 2013 Annual Meeting in their judgment, including on any motion to postpone or adjourn all or any portion of the 2013 Annual Meeting.

Closing of Polls:

Polls will close shortly after the 2013 Annual Meeting is called to order. Holders of record may vote via the Internet and by telephone until 11:59 p.m., Eastern Time, on April 3, 2013. Proxy voting instructions for shares held by the KB Home Common Stock Fund in our 401(k) Savings Plan or the GSOT must be received by 11:59 p.m., Eastern Time, on April 2, 2013. Each broker sets proxy voting deadlines for its beneficial owners.

Changing Your Vote:

Holders of record may revoke voting instructions at any time before polls close by submitting a later vote (i) in person at the 2013 Annual Meeting, (ii) via the Internet, by telephone or by mail before the above-listed deadlines, or (iii) to our Corporate Secretary at the address listed below under the heading “Communicating with the Board” by our close of business on April 3, 2013. If you are a beneficial owner, you must contact your broker to revoke any prior voting instructions. There are no dissenters’ rights or rights of appraisal as to any item to be acted upon at the 2013 Annual Meeting.

Election of Directors:

To be elected, each director nominee must receive a majority of votes cast in favor (i.e., the votes cast for a nominee’s election must exceed the votes cast against the nominee’s election). Shares that are not present or represented at the 2013 Annual Meeting and abstentions will not affect the election outcome.

Voting on Other Items:

Other items of business will be considered approved based upon the affirmative vote of a majority of shares of our common stock present or represented, and entitled to vote thereon, at the 2013 Annual Meeting. Abstentions from voting on these other items of business will have the same effect as an “against” vote. Broker non-votes will have no effect on the voting results for these other items of business.

Inspectors of Elections:

We have engaged our transfer agent to count the votes and to act as an independent inspector of election. William A. (Tony) Richelieu, our Corporate Secretary, will also act as an inspector of election.

Corporate Governance and Board Matters

Corporate Governance Overview
We follow a number of leading corporate governance practices, and have done so for several years.
•Since 2007 we have had an independent Non-Executive Chairman of the Board.
•All of our directors are independent (except our CEO), and are elected annually under a majority vote standard.
•Our standing Board Committees are entirely composed of independent directors.
•All directors and senior executives must meet equity ownership requirements during their service with us.
•Our Equity-Based Award Grant Policy provides strict Board-level oversight and controls over equity compensation.
•All directors and senior executives are prohibited from pledging or hedging their holdings of our securities.

•	We report our political contributions to the Nominating/Governance Committee and in our public Sustainability Report.
•Our charter documents do not require any supermajority votes, and we have only one class of voting securities.

Role of the Board of Directors
The Board is elected by our stockholders to oversee the management of our business and to assure that the long-term interests of our stockholders are being served. The Board carries out this role subject to Delaware law and our Certificate of Incorporation, By-laws and Corporate Governance Principles.
Corporate Governance Principles
Our Corporate Governance Principles provide a framework within which we conduct our business and pursue our strategic goals. The Nominating/Governance Committee regularly reviews our Corporate Governance Principles, and the Board approved changes to them effective October 4, 2012 to reflect recent regulatory changes and current Board governance processes.
Ethics Policy
We expect all of our directors and employees to follow the highest ethical standards when representing KB Home and our interests. To this end, all employees, including our senior executives, and our directors must comply with our Ethics Policy. The Audit Committee regularly reviews our Ethics Policy, and approved changes to it that became effective as of October 29, 2012. The changes updated certain standards of conduct, and clarified standards for employee personal use of KB Home service providers.
Executive Sessions of Non-Employee Directors
The non-employee directors meet in executive session at each of the Board’s regular meetings. Any non-employee director can request additional executive sessions. Stephen F. Bollenbach, the Non-Executive Chairman of the Board, schedules and chairs the executive sessions.

Board Membership
As of the date of this Proxy Statement, the Board has ten members. Except for Mr. Mezger, our President and Chief Executive Officer (“CEO”), no director is a KB Home employee.
Board Committees
The Board has three standing Committees:
• Audit and Compliance (the “Audit Committee”)
• Management Development and Compensation (the “Compensation Committee”)
• Nominating and Corporate Governance (the “Nominating/Governance Committee”)
The Board appoints the members of and has adopted a charter for each Board Committee. The Board and each Board Committee conducts an annual evaluation of its performance. Mr. Mezger does not serve on any Board Committees.
Board Meetings and Attendance
The Board and its Committees hold regular meetings on a set schedule and may hold interim meetings and act by written consent from time to time as necessary or appropriate. The Board held four meetings during our 2012 fiscal year. Mr. Bollenbach, as the Non-Executive Chairman of the Board, presides over all meetings at which he is present.
In our 2012 fiscal year, each director attended at least 75% of the meetings of the Board and the Board Committees on which he or she served during his or her period of service on the Board. We expect directors to attend our annual stockholder meetings. All directors serving at the time attended our 2012 Annual Meeting of Stockholders, which was held on April 12, 2012.

Board Committee Composition and 2012 Fiscal Year Board Committee Meetings

Director	Audit Committee	Compensation Committee	Nominating/Governance Committee
Barbara T. Alexander	X
Stephen F. Bollenbach		X	X
Timothy W. Finchem		X	X
Dr. Thomas W. Gilligan(a)	X
Kenneth M. Jastrow, II			Chair
Robert L. Johnson(b)			X
Melissa Lora	Chair		X
Michael G. McCaffery(c)		Chair
Luis G. Nogales	X	X
Number of Meetings:	8	7	4

(a)	Dr. Gilligan was appointed to the Audit Committee on July 18, 2012, the date on which he was elected to the Board, and served on the Audit Committee for the remainder of our 2012 fiscal year.

(b)	Mr. Johnson served on the Audit Committee during our 2012 fiscal year until April 12, 2012. He was appointed to the Nominating/Governance Committee on April 12, 2012.

(c)	Mr. McCaffery served on the Audit Committee during our 2012 fiscal year until April 12, 2012.
Board Leadership Structure, Board Committee Responsibilities and Risk Oversight
The Board believes that separate individuals should hold the positions of Chairman of the Board and Chief Executive Officer, and that the Chairman should not be a KB Home employee. The Board is led by an independent Non-Executive Chairman who coordinates the Board’s activities, including the scheduling of meetings and executive sessions of the non-employee directors and the relevant agenda items in each case (in consultation with the CEO as appropriate). The Board believes this leadership structure enhances the Board’s oversight of and independence from our management and the Board’s ability to carry out its roles and responsibilities on behalf of our stockholders. The Board has delegated certain responsibilities and authority to each standing Board Committee as described below, including with respect to risk oversight. At each regular Board meeting, each Board Committee Chair (or another designated Board Committee member) reports to the Board on his or her Board Committee’s activities.
Audit Committee. The Board has delegated its risk oversight responsibilities to the Audit Committee, other than risks relating to employee compensation. Each of our senior finance, accounting, legal and internal audit executives report directly to the Audit Committee regarding material risks to our business, among other matters, and the Audit Committee meets in executive sessions at each of its regular meetings with each such executive and with representatives of our independent registered public accounting firm. As part of its risk oversight, the Audit Committee reviews with our management on an annual basis an overall enterprise risk management assessment that identifies risk areas to our business and corresponding mitigating factors, controls or actions, and it requests or receives periodic updates as deemed necessary or appropriate by the Audit Committee or our management. The Audit Committee Chair reports to the Board regarding material risks as deemed appropriate.
The Audit Committee (a) is responsible for general oversight of our (i) accounting and reporting practices; (ii) internal control over financial reporting and disclosure controls and procedures; (iii) audit process, including our independent registered public accounting firm’s qualifications, independence, retention, compensation and performance, and the performance of our internal audit department; and (iv) compliance with legal and regulatory requirements and management of matters in which we have or may have material liability exposure; (b) is authorized to act on the Board’s behalf with respect to our incurring, guaranteeing or redeeming debt and approving our entering into certain transactions; (c) oversees the preparation of a required report to be included in our annual proxy statement; and (d) is charged with the duties and responsibilities in its charter.
The Board has determined that each current member of the Audit Committee is financially literate under New York Stock Exchange (“NYSE”) listing standards, and that Ms. Lora qualifies as an “audit committee financial expert” under Securities and Exchange Commission (“SEC”) rules. The Board has also determined that Ms. Alexander’s simultaneous service on the audit committees of three other public companies does not impair her ability to serve effectively on the Audit Committee. The Audit Committee is a separately designated standing audit committee as defined in Section 3(a)(58)(A) of the Securities Exchange Act of 1934.

Compensation Committee. The Board has delegated its oversight of risks that may arise from our employee compensation arrangements, plans, programs and policies to the Compensation Committee. In carrying out its risk oversight role, the Compensation Committee reviews with our management on an annual basis an overall assessment of our primary employee compensation plans and programs that identifies potential design and implementation risks of those plans and programs, including potential risks relative to relevant business risk areas identified in our annual overall enterprise risk management assessment. The Compensation Committee also carries out its risk oversight role on an ongoing basis through its review and, to the degree appropriate, specific approval of our compensation arrangements, plans, programs and policies as they are being developed by our senior human resources personnel.The Compensation Committee Chair reports to the Board regarding material risks as deemed appropriate.Based on this oversight approach and the identified mitigating factors noted in the box nearby, we do not believe that our present employee compensation arrangements, plans, programs and policies are likely to have a material adverse effect on us.
Mitigating Factors of Compensation Risks

• Balanced and competitive mix of salaries, benefits, and annual and long-term incentives aligned with our operational and strategic goals that are designed to attract, retain and motivate a talented team to achieve optimal performance.
• The Compensation Committee’s and its outside consultant’s guidance in developing our compensation arrangements, plans, programs and policies, and the Compensation Committee’s review and approval of them.
• Policies and procedures, including our equity-based award grant policy (described below under the heading “Equity-Based Award Grant Policy”), and the compensation clawback provisions in our CEO’s Employment Agreement.
• The Compensation Committee’s review of our performance and of individual executives’ performance, and appropriate use of discretion to balance and/or contain performance-based compensation payable pursuant to applicable preset objective standards.

The Compensation Committee (a) is responsible for (i) the evaluation and compensation of our CEO; (ii) the compensation of our senior executives (other than our CEO), which consists of our CEO’s direct reports and any designated “executive officers” (as that term is defined in Rule 3b-7 of the Securities Exchange Act of 1934); (iii) oversight of our efforts to attract, develop, promote and retain qualified senior executives; and (iv) the evaluation and determination of non-employee director compensation and benefits; (b) oversees the preparation of the compensation discussion and analysis to be included in our annual proxy statement, recommends to the Board whether to so include the compensation discussion and analysis, and provides an accompanying report to be included in our annual proxy statement; (c) advises the Board on any non-binding vote or similar advisory action by stockholders to approve senior executive compensation; and (d) is charged with the duties and responsibilities in its charter.

Executive Officer and Non-Employee Director Compensation Processes and Procedures. The Compensation Committee exercises the Board’s authority under our By-laws to fix executive officer and non-employee director compensation. Under this authority, the Compensation Committee annually reviews and approves the goals and objectives relevant to our CEO’s compensation, evaluates his performance in light of those goals and objectives and other criteria, and, either as a committee or together with the other independent directors (as directed by the Board), determines and approves our CEO’s compensation based on the evaluation. The Compensation Committee evaluates, in conjunction with our CEO, the performance of our senior executives, and reviews and approves their compensation.
Compensation Committee Interlocks and Insider Participation
All current Compensation Committee members served throughout our 2012 fiscal year, and no member was part of a “compensation committee interlock” as described under SEC rules.
In addition, none of our executive officers served as a director or member of the compensation committee of another entity that would constitute a “compensation committee interlock.”

In addition, the Compensation Committee exercises the Board’s authority with respect to our employee compensation and benefits arrangements, plans (including our employee equity compensation plans), programs and policies (collectively, “plans”), except to the extent that the Board, in its discretion, reserves its authority. This authority includes selecting eligible participants, recommending and approving grants and awards, setting performance targets and other award eligibility criteria, approving an aggregate incentive pool for any annual or long-term incentive awards, interpreting the plans’ terms, delegating certain responsibilities and adopting or modifying as necessary any rules and procedures to implement the plans, including any rules and procedures that condition the approval of grants and awards. The Compensation Committee also periodically reviews our plans and, from time to time, will recommend to the Board new material plans or modifications to existing plans. The Compensation Committee’s exercise of this authority with respect to the compensation and benefits awarded to our named executive officers (each, an “NEO”) under our plans, including specific considerations applied and determinations made, is discussed below under the heading “Compensation Discussion and Analysis.”
The Compensation Committee, from time to time, reviews and makes recommendations to the Board regarding non-employee director compensation and benefits consistent with the goals of recruiting the highest caliber directors to serve on the

Board, aligning directors’ and stockholders’ interests, and fairly paying directors for the work required to serve stockholder interests given our size, scope and complexity of operations.
In its oversight of senior executive and non-employee director compensation, the Compensation Committee seeks assistance from our management and has engaged its own outside compensation consultant, Semler Brossy Consulting Group LLC (“Semler Brossy”). Semler Brossy’s services to the Compensation Committee are described below under the headings “Director Compensation” and “Role of Compensation Consultants.” The Compensation Committee may delegate to a subcommittee or to our management any duties and responsibilities as the Compensation Committee deems to be appropriate and in our best interests, but it cannot delegate to our management the authority to grant equity-based awards.

Nominating/Governance Committee.  The Nominating/Governance Committee (a) is responsible for (i) providing oversight of our corporate governance policies and practices; (ii) identifying, evaluating and recommending to the Board individuals who are qualified to become directors as described in the box nearby; and (iii) performing ongoing assessments of the Board’s size, operations, structure, needs and effectiveness; (b) reviews and makes recommendations to the Board on proposed changes to our Certificate of Incorporation, By-laws and Corporate Governance Principles; (c) periodically assesses and recommends action with respect to stockholder rights plans and other stockholder protections; (d) reviews and approves “related party transactions,” as further described below under the heading “Certain Relationships and Related Party Transactions;” and (e) is charged with the duties and responsibilities in its charter.

The Nominating/Governance Committee has retained professional search firms from time to time to assist it with recruiting potential director candidates to the Board based on criteria the Nominating/Governance Committee provides to each such firm. These firms help identify, evaluate and select director candidates and are typically paid an agreed upon fee plus expenses for their work. Current directors or other persons may recommend candidates to the Nominating/Governance Committee. Dr. Gilligan was recommended as a candidate by current directors prior to his election to the Board on July 18, 2012. A professional search firm was not involved in recruiting him to the Board. Any security holder may recommend a director candidate for the Nominating/Governance Committee’s consideration by submitting the candidate’s name and qualifications to us in care of our Corporate Secretary at the address listed below under the heading “Communicating with the Board.” Director candidates recommended by a security holder are considered in the same manner as any other recommended candidates.
Consideration of Director Candidates
The Nominating/Governance Committee considers director candidates at regular or special meetings and at any point during the year. In addition to the general qualifications described below under the heading “Director Qualifications,” and the attributes described below in the box titled “Selected Director Attributes,” the Nominating/Governance Committee considers a director candidate’s diversity of background and personal experience. In this context, diversity may encompass race, ethnicity, national origin and gender, geographic residency, educational and professional history, community or public service, expertise or knowledge base and/or other tangible and intangible aspects of a candidate in relation to the personal characteristics of current directors and other potential director candidates. There is no formal policy as to how diversity of background and personal experience is applied, and a candidate’s background and personal experience, while important, do not necessarily outweigh other attributes or factors considered in evaluating any particular candidate.

Director Qualifications
We believe our directors should possess the highest personal and professional ethics, integrity, judgment and values, and be committed to representing the long-term interests of our stockholders. Our directors should also have an inquisitive and objective perspective, and be able and willing to dedicate the time necessary to Board and Board Committee service. The Nominating/Governance Committee and the Board determined that each individual whom the Board will present at the 2013 Annual Meeting as a director nominee possesses these characteristics.
In addition, the Nominating/Governance Committee regularly evaluates the skills and characteristics of current and potential directors, and may consider the attributes noted in the box nearby, among others. Through its evaluation, the Nominating/Governance Committee identified for the Board certain specific skills and qualifications possessed by each director nominee that supported the Board’s determination that each should serve as directors. These qualifications are described below along with other biographical information for each director nominee under the heading “Election of Directors.”
Selected Director Attributes
•  Personal qualities, accomplishments and reputation in the business community.
•  Financial literacy, financial and accounting expertise and significant business, academic or government experience in leadership positions or at senior policy-making levels.
•  Geographical representation in areas relevant to our business.
•  Diversity of background and personal experience.
•  Fit of abilities and personality with those of current and potential directors in building a Board that is effective, collegial and responsive to the needs of our business.
•  Independence and an absence of conflicting time commitments.

Director Independence
We believe that a substantial majority of our directors should be independent. To be independent, the Board must affirmatively determine that a director does not have any material relationship with us based on all relevant facts and circumstances.
The Board makes independence determinations annually based on information supplied by directors and other sources, the Nominating/Governance Committee’s prior review and recommendation, and certain categorical standards contained in our Corporate Governance Principles. These standards are consistent with NYSE listing standards. The Board has determined that all non-employee directors who served during our 2012 fiscal year and all non-employee director nominees are independent under the Board’s director independence standards. Accordingly, Mmes. Alexander and Lora, Messrs. Bollenbach, Finchem, Jastrow, Johnson, McCaffery and Nogales and Dr. Gilligan are independent.
In addition, the Board has determined (a) that each current member of the Audit Committee is independent under our Corporate Governance Principles, NYSE listing standards and SEC rules; (b) that each current member of the Nominating/Governance Committee is independent under our Corporate Governance Principles and NYSE listing standards; and (c) that each current Compensation Committee member is independent under our Corporate Governance Principles and NYSE listing standards, is a “non-employee director” under SEC rules and is an “outside director” under Section 162(m) of the Internal Revenue Code (the “Code”).
In making its independence determinations, the Board considered our potentially acquiring land in Texas from Forestar Group Inc., for which Mr. Jastrow serves as non-executive chairman; our licensing access to an online minority-focused employment and procurement portal from a subsidiary of The RLJ Companies, for which Mr. Johnson serves as chairman; and our obtaining or potentially obtaining certain excess directors’ and officers’ and environmental liability insurance coverage from a U.S. subsidiary of Allied World Assurance Company Holdings, Ltd., where Ms. Alexander serves as a non-employee director. Each of Ms. Alexander and Messrs. Jastrow and Johnson was deemed to not have a direct or indirect material interest in the respective transaction or potential transaction, and the Board determined that their independence was not impaired.
Communicating with the Board
Any interested party may write to the Board, to the Non-Executive Chairman of the Board or to any non-employee director in care of our Corporate Secretary at KB Home, 10990 Wilshire Boulevard, Los Angeles, CA 90024.
Certain Relationships and Related Party Transactions
Per its charter, the Nominating/Governance Committee must review and approve or ratify any transaction, arrangement or relationship (or series of similar transactions, arrangements or relationships) in which we participate and in which a director, a director nominee, an executive officer or a beneficial owner of five percent or more of our common stock (or, in each case, an immediate family member) had or will have a direct or indirect material interest (a “Covered Transaction”), except as provided below or as otherwise determined by the Board. Our directors, executive officers, and stockholders who beneficially own five percent or more of our common stock are expected to inform our Corporate Secretary of Covered Transactions, and we collect information from our directors and executive officers about their affiliations and affiliations of their family members so that we can review our records for any such transactions.
The Nominating/Governance Committee will approve or ratify a Covered Transaction if, based on a review of all material facts of the transaction and feasible alternatives, the Nominating/Governance Committee deems the transaction to be in our and our stockholders’ best interests. The Nominating/Governance Committee has determined each of the following Covered Transactions to be pre-approved or ratified (as applicable):

•	any transaction in which the total amount involved is equal to or less than $120,000;

•
the employment and compensation (a) of a director or executive officer if the individual’s compensation is reported in our annual proxy statement, or (b) of any other executive officer who is not an immediate family member of one of the foregoing individuals or a director nominee if such executive officer’s compensation was approved, or recommended for approval, by the Compensation Committee;

•
any transaction that would not (a) need to be reported under federal securities laws, (b) be deemed to impair a director’s independence under our Corporate Governance Principles or (c) be deemed to be a conflict of interest under our Ethics Policy; and

•	any transaction where an individual’s interest therein arises solely from ownership of our common stock and all holders of our common stock received the same benefit on a pro-rata basis.
The Nominating/Governance Committee determined that there were no Covered Transactions during our 2012 fiscal year.

Director Compensation
The Board sets non-employee director compensation based on recommendations from the Compensation Committee. Periodically, the Compensation Committee retains Semler Brossy to assist it with designing our non-employee director compensation program. Non-employee director compensation is currently provided under our 2009 Non-Employee Director Compensation Plan (the “Director Plan”). Mr. Mezger is not paid for his service as a director.
Director Compensation Plan

Under the Director Plan, our non-employee directors are entitled to receive an annual retainer, an annual grant of stock options and stock units, and Board Committee-related retainers. Non-employee directors are also entitled to receive meeting fees under certain circumstances, and may elect to receive any cash retainers and meeting fees in the form of stock units. Cash retainers are paid in equal quarterly installments over a Director Year. A “Director Year” is the period between our annual meetings of stockholders. Accordingly, the 2012-2013 Director Year began on April 12, 2012.

   Annual compensation items correspond to a Director Year, and non-employee directors who are elected during a Director Year are entitled to pro-rated annual compensation based on the period remaining in the Director Year of election. The annual grant of stock options and stock units is made on the date of each annual meeting of stockholders to the non-employee directors serving on the Board on that date. A non-employee director who is elected during a Director Year receives a pro-rated grant of stock options and stock units on the date of the director’s first day of service on the Board.

The Board set the following compensation under the Director Plan for the 2012-2013 Director Year. The compensation shown below has remained the same since the Director Plan was adopted.

• Annual Retainer:	$80,000

• Annual Grant of Stock Options and Stock Units:	Each valued at $67,500 on the date of grant

• Annual Board Committee Chair Retainers:	$25,000 (Audit Committee)
$18,000 (Compensation Committee)
$10,000 (Nominating/Governance Committee)

• Annual Board Committee Member Retainers:	$10,000 (Audit Committee)
$7,000 (Compensation Committee)
$5,000 (Nominating/Governance Committee)

Committee-Related Fees and Meeting Fees. The differences between the Board Committee-related Chair retainers reflect the Board’s judgment of each Board Committee’s respective workload. The Non-Executive Chairman of the Board is not eligible for any Board Committee-related retainers. A meeting fee of $1,500 is payable for attendance at Board or Board Committee meetings beginning on the third additional meeting above its number of regular meetings, subject to approval by the Non-Executive Chairman of the Board (as to Board meetings) or the relevant Board Committee Chair. No meeting fees were paid during our 2012 fiscal year.
Director Plan Stock Options and Stock Units.  Each stock option represents a right to receive a payment equal to the positive difference between a stock option’s exercise price and the closing price of our common stock on an exercise date. Each stock unit represents a right to receive a payment equal to the fair market value of one share of our common stock on a payment date and cash payments at the same time and in the same amount as any common stock cash dividend. Stock options and stock units are settled in cash unless payment in shares of our common stock is approved by our stockholders; stock options are therefore similar in nature to cash-settled stock appreciation rights. Stock options and stock units vest one year after the date of grant, and, except as described below under the heading “Director Equity-Based Compensation Granted Before the 2010-2011 Director Year,” stock options have a 10-year term. A non-employee director cannot exercise vested stock options until the director has met the non-employee director stock ownership requirement or, if earlier, has left the Board. Vested stock options held by a non-employee director must be exercised before the end of the stock options’ respective term or, if earlier, before the third anniversary of the date the non-employee director leaves the Board. A non-employee director can elect to receive payout of stock units upon leaving the Board or, if the director has met the non-employee director stock ownership requirement, immediately after the one-year vesting date or at a specified date after the stock units vest, but before the director leaves the Board. The non-employee director stock ownership requirement is described below under the heading “Stock Ownership Requirements.”

Director Equity-Based Compensation Granted Before the 2010-2011 Director Year
Under the Director Plan, stock options granted to our non-employee directors before the 2010-2011 Director Year are fully vested, have a 15-year term and must be exercised before each option’s term expires or, if earlier, within one year of the date a non-employee director leaves the Board, and any stock units so granted will be paid out only upon a non-employee director’s leaving the Board, reflecting in each case the terms under which these options were originally granted. These stock options, if exercised, and stock units will be paid out in cash as described above.
Non-Executive Chairman of the Board Retainer
Mr. Bollenbach is paid an annual cash retainer of $300,000 for his service as the Non-Executive Chairman of the Board. He may keep any retainer payment if removed from the Board without cause.
Indemnification Agreements
We have entered into agreements with each of our non-employee directors that provide them with indemnification and advancement of expenses to supplement what is provided under our Certificate of Incorporation and insurance policies, subject to certain requirements and limitations.
Expenses
We pay the non-employee directors’ expenses, including travel, accommodations and meals, for attending Board and Board Committee meetings and our annual meetings of stockholders and other activities related to our business.
Director Compensation During Fiscal Year 2012

Name	Fees Earned or Paid in Cash ($)(a)	Stock Awards ($)(b)	Option Awards ($)(b)	All Other Compensation ($)(c)	Total ($)
Ms. Alexander	$91,374	$67,500	$67,500	$ —	$226,374
Mr. Bollenbach	304,240	147,500	67,500	—	519,240
Mr. Finchem	8,937	159,500	67,500	16,390	252,327
Dr. Gilligan	45,256	50,625	50,625	—	146,506
Mr. Jastrow	97,882	67,500	67,500	—	232,882
Mr. Johnson	85,643	72,500	67,500	—	225,643
Ms. Lora	10,548	177,500	67,500	9,960	265,508
Mr. McCaffery	7,371	165,500	67,500	—	240,371
Mr. Nogales	107,863	67,500	67,500	—	242,863

(a)
Fees Earned or Paid in Cash. These amounts represent the total stock unit dividend equivalent payments made during our 2012 fiscal year and payments of annual and Committee-related retainers based on the elections of non-employee directors to receive such retainers in cash rather than in Director Plan stock units. Non-employee directors with larger stock unit holdings based on their tenure and compensation elections received greater dividend equivalent payments. The amount shown for Mr. Bollenbach also includes his Non-Executive Chairman of the Board retainer.

(b)
Stock Awards and Option Awards. These amounts represent the aggregate grant-date fair value of the Director Plan stock unit and stock option awards granted to our non-employee directors during our 2012 fiscal year, computed in accordance with Accounting Standards Codification Topic No. 718, “Compensation – Stock Compensation” (“ASC 718”). Dr. Gilligan was granted a pro-rated amount of stock units and stock options on the date of his election to the Board. Below are the amounts of Director Plan stock options and stock units granted to each non-employee director during our 2012 fiscal year based on each director’s compensation elections and Board Committee service.

Name	Stock Units (#)	Stock Options (#)
Ms. Alexander	7,978	16,458
Mr. Bollenbach	17,434	16,458
Mr. Finchem	18,852	16,458
Dr. Gilligan	5,118	10,491
Mr. Jastrow	7,978	16,458
Mr. Johnson	8,569	16,458
Ms. Lora	20,980	16,458
Mr. McCaffery	19,561	16,458
Mr. Nogales	7,978	16,458
Below are each non-employee director’s total Director Plan stock unit and stock option holdings as of February 14, 2013.

Name	Stock Units (#)	Stock Options (#)	Total Holdings (#)
Ms. Alexander	11,029	37,563	48,592
Mr. Bollenbach	38,760	127,705	166,465
Mr. Finchem	73,569	38,952	112,521
Dr. Gilligan	5,118	10,491	15,609
Mr. Jastrow	67,446	38,952	106,398
Mr. Johnson	26,752	76,945	103,697
Ms. Lora	86,251	50,172	136,423
Mr. McCaffery	62,501	152,954	215,455
Mr. Nogales	80,040	41,082	121,122

(c)
All Other Compensation. These amounts represent the premium payments we paid for the life insurance policies we maintain to fund charitable donations under the Directors’ Legacy Program, which is described below. In our 2012 fiscal year, we paid a total of $42,739 in life insurance premiums, including for policies maintained with respect to participants who are former directors. Some of the life insurance policies we maintain for the program did not require premium payments to be made in our 2012 fiscal year. Premium payments, where required, vary depending on participants’ respective ages and other factors. The total dollar amount payable under the program at November 30, 2012, with all participating directors having vested in the full donation amount, was $15.6 million.

Directors’ Legacy Program
We established the Directors’ Legacy Program in 1995 to recognize our and our directors’ interests in supporting worthy educational institutions and other charitable organizations. In making adjustments to our philanthropic activities, the Board elected in 2007 to close the program to new participants. Ms. Alexander, Messrs. Bollenbach, Johnson and Mezger and Dr. Gilligan do not participate in the program. Under the program, we will make a charitable donation on each participating director’s behalf of up to $1,000,000. Directors vest in the full donation in five equal annual installments of $200,000, and therefore must serve on the Board for five consecutive years to donate the maximum amount. A participating director may allocate the donation to up to five qualifying institutions or organizations. Donations are paid in ten equal annual installments directly to designated organizations after a participating director’s death with proceeds from the life insurance policies we maintain on each participating director’s life. Participating directors and their families do not receive any proceeds, compensation or tax savings associated with the program.

Election of Directors
At the 2013 Annual Meeting, the Board will present as nominees and recommend to stockholders that Mmes. Alexander and Lora, Messrs. Bollenbach, Finchem, Jastrow, Johnson, McCaffery, Mezger and Nogales and Dr. Gilligan each be elected as a director to serve for a one-year term ending with the election of directors at our 2014 Annual Meeting of Stockholders. Each nominee is currently a director, has consented to being nominated and has agreed to serve as a director if elected. Other than Dr. Gilligan, who was was elected to the Board on July 18, 2012, each nominee is standing for re-election. Should any of these nominees become unable to serve as a director prior to the 2013 Annual Meeting, the individuals named as proxies for the meeting will, unless otherwise directed, vote for the election of such other person as the Board may recommend in place of any such nominee. On the date of the 2013 Annual Meeting, following the election of directors, the Board will have ten members.
A brief summary of each director nominee’s principal occupation, recent professional experience, the specific qualifications identified as part of the Board’s determination that each such individual should serve on the Board, and directorships at other public companies for at least the past five years, if any, is provided below.

Barbara T. Alexander, age 64, has been an independent consultant since January 2004. Prior to that, she was a Senior Advisor to UBS Warburg LLC and predecessor firms from October 1999 to January 2004, and Managing Director of the North American Construction and Furnishings Group in the Corporate Finance Department of UBS from 1992 to October 1999. Ms. Alexander serves as a director of Allied World Assurance Company Holdings, AG, Choice Hotels International, Inc. and QUALCOMM Incorporated. Ms. Alexander previously served as a director of Centex Corporation, Federal Home Loan Mortgage Corporation (Freddie Mac), and Harrah’s Entertainment Inc. Ms. Alexander was selected as one of seven Outstanding Directors in Corporate America in 2003 by Board Alert magazine and was one of five Director of the Year honorees in 2008 by the Forum for Corporate Directors. Notably, she was also one of only three directors of Freddie Mac who were asked to remain on its board after the company was placed into federal conservatorship in 2008 and served as chair of the board’s business and risk committee from December 2008 until the expiration of her term in March 2010. Ms. Alexander joined the Board in 2010. Having served as a director for several public companies, Ms. Alexander has a thorough understanding of and experience with corporate and board functions and processes. She also has extensive and extremely valuable professional experience in financial, operational and strategic planning matters relating to the homebuilding and mortgage banking industries from, among other positions, her decade-long service on the board of Centex, a public homebuilder, and her six years of service as a director of Freddie Mac.

Stephen F. Bollenbach, age 70, is our Non-Executive Chairman of the Board. He was the Co-Chairman and Chief Executive Officer of Hilton Hotels Corporation, a hotel developer and operator, positions he held from May 2004 and February 1996, respectively. He retired from Hilton in October of 2007. Prior to joining Hilton, Mr. Bollenbach was Senior Executive Vice President and Chief Financial Officer for The Walt Disney Company from 1995 to 1996. Before Disney, Mr. Bollenbach was President and Chief Executive Officer of Host Marriott Corporation from 1993 to 1995, and served as Chief Financial Officer of Marriott Corporation from 1992 to 1993. From 1990 to 1992, Mr. Bollenbach was Chief Financial Officer of the Trump Organization. Mr. Bollenbach serves as a director of Time Warner Inc., Macy’s, Inc. and Mondelēz International, Inc. He previously served as a director of American International Group Inc., and Harrah’s Entertainment, Inc. Mr. Bollenbach joined the Board in 2007 and has since served as its Non-Executive Chairman. Mr. Bollenbach has several years of experience and expertise as a senior corporate executive and public company board member, including as a lead independent director, and has demonstrated exemplary leadership as Non-Executive Chairman of the Board.

Timothy W. Finchem, age 65, has been Commissioner of the PGA TOUR, a membership organization for professional golfers, since 1994. He joined the TOUR staff as Vice President of Business Affairs in 1987, and was promoted to Deputy Commissioner and Chief Operating Officer in 1989. Mr. Finchem served in the White House as Deputy Advisor to the President in the Office of Economic Affairs in 1978 and 1979, and in the early 1980’s, co-founded the National Marketing and Strategies Group in Washington, D.C. He joined the Board in 2005. Mr. Finchem has demonstrated success in broadening the popularity of professional golf among the demographic groups that make up our core homebuyers, and has experience in residential community development. He also has a substantial presence in Florida, one of our key markets.

Dr. Thomas W. Gilligan, age 58, has served as the Dean of the McCombs School of Business at The University of Texas at Austin since 2008. Prior to his appointment at the McCombs School of Business, Dr. Gilligan held several key administrative roles at the Marshall School of Business at the University of Southern California (USC), including as interim Dean, as the Vice-Dean of Undergraduate Education, as director of the Ph.D. program, and as the Chair of the Finance and Business Economics Department. Dr. Gilligan holds the Centennial Chair in Business Education Leadership. He received his B.A. in 1979 at the University of Oklahoma and his Ph.D. in Economics at Washington University in 1984. He taught Economics at the California Institute of Technology (1984-1987) and during his tenure at USC he held visiting appointments at Stanford University (1989-1990 and 1994) and Northwestern University (1995-1996). He has served as a consultant to businesses in the entertainment, agriculture, service and construction industries, dealing with antitrust and contract issues, as well as pricing strategies. He was the recipient of a National Fellowship at the Hoover Institution of War and Peace and was a staff economist at the Council of Economic Advisers in the White House (1982-1983). He also served in the United States Air Force from 1972-1976. Dr. Gilligan has deep knowledge of and significant academic credentials in the fields of finance, economics and business administration, and brings extensive leadership skills and experience from his many years of service as a dean at two of the premier post-graduate business schools in the country. In addition, he is well-known and highly regarded, professionally and personally, in both Texas and Southern California, which are key markets for us.

Kenneth M. Jastrow, II, age 65, is Non-Executive Chairman, Forestar Group Inc., a real estate and natural resources company. He served as Chairman and Chief Executive Officer of Temple-Inland Inc., a manufacturing company and the former parent of Forestar Group, from 2000 to 2007. Prior to that, Mr. Jastrow served as President and Chief Operating Officer in 1998 and 1999, Group Vice President from 1995 until 1998, and as Chief Financial Officer of Temple-Inland from November 1991 until 1999. Mr. Jastrow is also a director of MGIC Investment Corporation and Genesis Energy, LLC, the general partner of Genesis Energy, L.P., a publicly traded master limited partnership. He previously served as a director of Guaranty Financial Group Inc. He joined our Board in 2001. Mr. Jastrow has several years of experience and leadership in the paper, building products, forestry, real estate and mortgage lending industries, providing critical perspective in businesses that impact the homebuilding industry, and on sustainability practices. He also brings a significant knowledge of corporate governance matters from his service on a number of public company boards, and has a substantial presence in Texas, a key market for us.

Robert L. Johnson, age 66, is founder and chairman of The RLJ Companies, an innovative business network that owns or holds interests in a diverse portfolio of companies in the consumer financial services, private equity, real estate, hospitality, professional sports, film production, gaming, and automobile dealership industries. Prior to forming The RLJ Companies, Mr. Johnson was founder and chief executive officer of Black Entertainment Television (BET), which was acquired by Viacom Inc. in 2001. He continued to serve as chief executive officer of BET until 2006. In July 2007, Mr. Johnson was named by USA Today as one of the 25 most influential business leaders of the past 25 years. Mr. Johnson currently serves on the board of directors or trustees of the Lowe’s Companies, Inc., RLJ Entertainment, Inc., RLJ Lodging Trust, and Strayer Education, Inc. He previously served as a director of RLJ Acquisition, Inc. He joined the Board in 2008. Mr. Johnson has significant experience in real estate, finance, mortgage banking and brand-building enterprises and a unique and diverse background in a number of industry sectors. He also has a substantial presence in Washington D.C. and the mid-Atlantic region, which is an important market for us.

Melissa Lora, age 50, is the Chief Financial and Development Officer of Taco Bell Corp., a quick service restaurant chain. Ms. Lora joined Taco Bell Corp. in 1987 and since 2001 has served as Chief Financial Officer. Prior to that, she was Regional Vice President and General Manager from 1998 to 2000 for Taco Bell’s operations throughout the Northeastern United States. She joined the Board in 2004. Ms. Lora is very knowledgeable of and has substantial experience and expertise in financial matters as well as in managing real estate assets. She has made significant contributions to the work of the Audit Committee since joining the Board and has provided strong leadership as its Chair since 2008.

Michael G. McCaffery, age 59, is the Chief Executive Officer of Makena Capital Management, an investment management firm. From 2000 to 2006, Mr. McCaffery was President and CEO of the Stanford Management Company (SMC), which was established in 1991 to manage Stanford University’s financial and real estate investments. Previous to joining SMC, Mr. McCaffery was President and Chief Executive Officer of Robertson Stephens Investment Bankers from January 1993 to December 1999, and also served as Chairman from January 2000 to December 2000. He previously served as a director of Thomas Weisel Partners Group, Inc., Venture Lending & Leasing V Inc. and Venture Lending & Leasing IV Inc., and as a trustee of RS Investment Trust. He joined the Board in 2003. Mr. McCaffery has a broad array of business, investment and real estate experience and recognized expertise in financial matters, as well as a demonstrated commitment to good corporate governance.

Jeffrey T. Mezger, age 57, has been our President and Chief Executive Officer since November 2006. Prior to becoming President and Chief Executive Officer, Mr. Mezger served as our Executive Vice President and Chief Operating Officer, a position he assumed in 1999. From 1995 until 1999, Mr. Mezger held a number of executive posts in our southwest region, including Division President, Arizona Division, and Senior Vice President and Regional General Manager over Arizona and Nevada. Mr. Mezger joined us in 1993 as president of the Antelope Valley Division in Southern California. He joined the Board in 2006. He is a member of the Executive Board of the USC Lusk Center for Real Estate, is a member of the Policy Advisory Board for the Fisher Center for Real Estate and Urban Economics at the University of California, Berkeley Haas School of Business, serves on the Executive Committee of the Policy Advisory Board for the Harvard Joint Center for Housing Studies and is the Chairman of the Executive Committee for the Leading Builders of America. As our CEO, Mr. Mezger has demonstrated dedicated and effective leadership, and ownership of our business strategy and its results. He has also established himself as a leading voice in the industry through his 35 years of experience in the public homebuilding sector.

Luis G. Nogales, age 69, has been the Managing Partner of Nogales Investors, LLC, a private equity investment firm, since 2001. He was Chairman and Chief Executive Officer of Embarcadero Media, Inc. from 1992 to 1997, President of Univision Communications, Inc., from 1986 to 1988, and Chairman and Chief Executive Officer of United Press International from 1983 to 1986. He is a director or trustee of Southern California Edison Co., Edison International, Arbitron Inc. and Cedars-Sinai Medical Center. He joined the Board in 1995. He previously served as a director or trustee of Golden West Broadcasters, Levi Strauss & Co., Lucky Stores, The Bank of California, Coors Brewing Company, Kaufman & Broad S.A. (France), Stanford University, The Ford Foundation, U.S. World Cup Soccer Committee, the Mayo Clinic Trust, and the Pacific Council on International Policy. Mr. Nogales has substantial depth of experience in media and marketing enterprises and with business operations management and financial investments drawn from a diverse background and involvement in an array of industries. His long-time service on the Board has provided critical knowledge of our operations and corporate history.

Vote Required
Under our By-laws, the election of each director nominee will require a majority of votes cast at the 2013 Annual Meeting to be in favor of the nominee (i.e., the votes cast for a nominee’s election must exceed the votes cast against the nominee’s election).
Consistent with this director election standard, our Corporate Governance Principles require that each director nominee in an uncontested election at a meeting of stockholders receive more votes cast for than against his or her election in order to be elected to the Board. An “uncontested election” is one in which there is no director nominee that has been nominated by a stockholder in accordance with our By-laws. This election is an uncontested election.
Our Corporate Governance Principles also provide that a director nominee who fails to win election to the Board in an uncontested election is expected to tender his or her resignation from the Board (or to have previously submitted a conditional tender). If an incumbent director fails to receive the required vote for election in an uncontested election, the Nominating/ Governance Committee will act promptly to determine whether to accept the director’s resignation and will submit its recommendation for consideration by the Board. The Board expects the director whose resignation is under consideration to abstain from participating in any decision regarding that resignation. The Nominating/Governance Committee and the Board may consider any factors they deem relevant in deciding whether to accept a director’s resignation.
Your Board recommends a vote FOR the election to the Board of each of its presented nominees.

Ownership of KB Home Securities
Ownership of Directors and Management
The following table shows, as of February 14, 2013, the beneficial ownership of our common stock by each director and each of our NEOs, and by all directors and executive officers as a group. Except as stated in footnotes to the table, beneficial ownership is direct and each director and executive officer has sole voting and investment power over his or her shares.

Non-Employee Directors	Amount and Nature of Beneficial Ownership(a - e)	Percent of Class
Ms. Alexander	26,000	*
Mr. Bollenbach	—	*
Mr. Finchem	—	*
Dr. Gilligan	—	*
Mr. Jastrow	—	*
Mr. Johnson	—	*
Ms. Lora	2,043	*
Mr. McCaffery	—	*
Mr. Nogales	7,400	*
Named Executive Officers
Jeffrey T. Mezger	4,402,509	4.48%
Jeff J. Kaminski	171,485	*
Albert Z. Praw	99,112	*
Brian J. Woram	208,266	*
William R. Hollinger	544,082	*
All directors and executive officers as a group (16 people)	5,642,628	5.69%

(a)
In addition to the common stock ownership shown in the above table, our non-employee directors hold Director Plan stock units, which have a value equivalent to the value of a share of our common stock, as discussed above under the heading “Director Compensation.” Their respective holdings are as follows:

Name	Stock Units(#)
Ms. Alexander	11,029
Mr. Bollenbach	38,760
Mr. Finchem	73,569
Dr. Gilligan	5,118
Mr. Jastrow	67,446
Mr. Johnson	26,752
Ms. Lora	86,251
Mr. McCaffery	62,501
Mr. Nogales	80,040

(b)
Included are the following shares of common stock that can be acquired within 60 days of February 14, 2013 through the exercise of stock options: Mr. Mezger 4,026,116; Mr. Kaminski 150,345; Mr. Praw 56,000; Mr. Woram 167,019; and Mr. Hollinger 446,316; and all current executive officers as a group 4,880,269.

(c)
Included are shares of restricted common stock in the following amounts: Mr. Mezger 0; Mr. Kaminski 21,140; Mr. Praw 14,479; Mr. Woram 26,247; and Mr. Hollinger 7,702; and all current executive officers as a group 81,274.

(d)	Ms. Alexander holds 26,000 shares of our common stock in a trust in which she and her spouse are trustees and sole beneficiaries and over which they jointly exercise voting and investment power.

(e)	Ms. Lora holds 2,043 shares of our common stock in a trust in which she and her spouse are trustees and sole beneficiaries and over which they jointly exercise voting and investment power.

*	Indicates less than one percent ownership.

Beneficial Owners of More Than Five Percent of Our Common Stock
The following table shows in alphabetical order each stockholder known to us as of February 14, 2013 to beneficially own more than five percent of our common stock:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
BlackRock, Inc., et al.(a)	9,412,634	12.20%(b)
40 East 52nd Street, New York, NY 10022
FMR LLC and Edward C. Johnson 3d(c)	9,796,208	12.70%(b)
82 Devonshire Street, Boston, Massachusetts 02109
KB Home Grantor Stock Ownership Trust(d)	10,615,934	11.27%
Wells Fargo Institutional Retirement and Trust Executive Benefits
One West Fourth Street, Winston-Salem, North Carolina 27101
The Vanguard Group, Inc.(e)	3,933,494	5.09%(b)
100 Vanguard Blvd., Malvern, PA 19355

(a)
The stock holding information is based solely on an amendment to Schedule 13G dated January 9, 2013 that BlackRock, Inc., a parent holding company, filed with the SEC to report its beneficial ownership as of December 31, 2012. Of the amount reported as beneficially owned, BlackRock, Inc. subsidiaries, collectively, had sole voting power as to 9,412,634 shares of our common stock and had sole dispositive power as to 9,412,634 shares, and one such subsidiary, BlackRock Advisors, LLC, beneficially owned more than 5% of our outstanding common stock.

(b)
The percent of class figures are from the respective Schedule 13G filings by BlackRock, Inc., FMR LLC and Edward C. Johnson 3d, and The Vanguard Group, Inc., and reflect the filers’ respective determinations as of December 31, 2012.

(c)
The stock holding information is based solely on an amendment to Schedule 13G dated February 13, 2013 that FMR LLC, a parent holding company, filed with the SEC to report the beneficial ownership of FMR LLC and Mr. Edward C. Johnson 3d, FMR LLC’s chairman, at December 31, 2012. Of the amount reported as beneficially owned, Fidelity Management & Research Company (“Fidelity”), an investment advisor to various investment companies and a wholly-owned subsidiary of FMR LLC, beneficially owns 9,787,908 shares of our common stock. Each of Edward C. Johnson 3d and FMR LLC, through its control of Fidelity and the various investment companies, has sole power to dispose of the 9,787,908 shares. Neither FMR LLC nor Edward C. Johnson 3d has the sole power to vote or to direct the voting of these shares. Fidelity carries out the voting of these shares under written guidelines established by such investment companies’ Boards of Trustees. Pyramis Global Advisors Trust Company (“Pyramis”), an indirect wholly-owned subsidiary of FMR LLC and a bank, is the beneficial owner of 8,300 shares as a result of its serving as investment manager of institutional accounts owning such shares. Edward C. Johnson 3d and FMR LLC, through its control of Pyramis, each has sole dispositive power over, and sole power to vote or to direct the voting of, the 8,300 shares.

(d)
The GSOT holds all of the shares of our common stock shown above pursuant to a trust agreement, with Wells Fargo Bank, N.A. as trustee. Both the GSOT and the trustee disclaim beneficial ownership of the shares reported. Under the trust agreement, our employees who hold unexercised common stock options under our employee equity compensation plans will determine how the GSOT shares are voted. The number of GSOT shares as to which any one employee can direct the vote depends on how many eligible employees submit voting instructions to the trustee. Employees who are also directors cannot vote GSOT shares; therefore, Mr. Mezger cannot direct the vote of any GSOT shares. If all eligible employees submit voting instructions, our other NEOs can direct the vote of the following amounts of GSOT shares: Mr. Kaminski 699,565; Mr. Praw 378,909; Mr. Woram 754,245; and Mr. Hollinger 1,229,793; and all current executive officers as a group (excluding Mr. Mezger) 3,656,310.

(e)
The stock holding information is based solely on a Schedule 13G dated February 7, 2013 that The Vanguard Group, Inc., an investment advisor to various investment companies, filed with the SEC to report its beneficial ownership as of December 31, 2012. Of the amount reported as beneficially owned, The Vanguard Group, Inc. had sole voting power as to 118,186 shares of our common stock, had sole dispositive power as to 3,818,508 shares, and had shared dispositive power as to 114,986 shares. Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd., each wholly-owned subsidiaries of The Vanguard Group, Inc., beneficially own 114,986 shares of our common stock and 3,200 shares of our common stock, respectively.

Stock Ownership Requirements
We have established stock ownership requirements for our non-employee directors and senior executives to better align their interests with those of our stockholders. Our Corporate Governance Principles require each of our non-employee directors to own at least $250,000 in value of our common stock or common stock equivalents within five years of joining the Board. Each of our current non-employee directors is in compliance with this requirement. Our executive stock ownership policy requires designated senior executives, including our NEOs, to own a certain number of shares within five years of joining us. The policy is discussed below under the heading “Equity Stock Ownership Policy.” Each of our NEOs is in compliance with the policy.

Executive Compensation
Management Development and Compensation Committee Report
The Management Development and Compensation Committee of the Board of Directors has reviewed and discussed the following “Compensation Discussion and Analysis” with KB Home management. Based on this review and discussion, the Management Development and Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this Proxy Statement.
Management Development and Compensation Committee

Michael G. McCaffery, Chair	Stephen F. Bollenbach
Timothy W. Finchem	Luis G. Nogales

Compensation Discussion and Analysis
Introduction
The following discussion provides information and analysis on our executive compensation and benefit programs, with a focus on our compensation policies and decisions in 2012 for our five NEOs: Jeffrey T. Mezger, our President and Chief Executive Officer; Jeff J. Kaminski, our Executive Vice President and Chief Financial Officer; Albert Z. Praw, our Executive Vice President, Real Estate and Business Development; Brian J. Woram, our Executive Vice President and General Counsel; and William R. Hollinger, our Senior Vice President and Chief Accounting Officer.
Our stockholders experienced a strong total stockholder return of 98% (including reinvested dividends) in our 2012 fiscal year ended on November 30, as compared to a total return of the S&P 500 of 16% (also including reinvested dividends) over the same time period. We see this as a reflection of our substantial improvement in financial and operational results as detailed below. Also in 2012, we held direct conversations with our stockholders both before and after our 2012 Annual Meeting to discuss our executive compensation program. At that meeting, the advisory vote to approve our NEOs’ 2011 fiscal year compensation did not receive a majority of votes in favor or against it. In light of the outcome of the vote, members of our leadership team continued our engagement with some of our largest stockholders in order to better understand their perspectives. Taking this stockholder feedback into account, the Compensation Committee approved a number of significant changes to the program, some of which took effect in 2012, while others have been or will be implemented in our 2013 fiscal year.
In this Compensation Discussion and Analysis (“CD&A”), we first provide a summary Assessment of Executive Compensation Program During 2012, highlighting the most significant changes to our program. We then discuss our 2012 Fiscal Year Financial Results and Pay Outcomes followed by the Executive Compensation Decision-Making and Other Compensation Policies that apply with respect to our executives’ compensation and benefits. Finally, we provide an overview of the Severance, Change in Control and Post-Termination Arrangements available to our executives.
Assessment of Executive Compensation Program During 2012
Following the outcome of the 2012 Annual Meeting advisory vote, the Compensation Committee, with Semler Brossy’s and our management’s assistance, undertook a broad assessment of our executive compensation program. Based on this assessment and productive engagement with some of our largest stockholders, the Compensation Committee and the Board approved a number of changes to the program. These changes were primarily to the annual and long-term incentive compensation components. These changes and related 2012 NEO compensation decisions, as described further below, are designed to reinforce our executive compensation program’s pay-for-performance orientation.

Adoption of Expanded Guidelines for 2012 Annual Incentive Payouts

In response to our dialogue with stockholders, before the 2012 Annual Meeting, the Compensation Committee voluntarily adopted guidelines for 2012 annual incentive payouts (the “Guidelines”), as discussed below under the heading “2012 Annual Incentives.” The Guidelines clarified and refined the performance-based manner in which the Compensation Committee would exercise its negative discretion to reduce, but not increase, payouts.
• Guidelines. The Guidelines were as follows:
• For our NEOs to qualify to receive a potential maximum annual incentive payout, we had to achieve at least threshold performance on all three of the applicable measures under the 2012 annual incentive program. Under the original terms of the 2012 program before the Guidelines were adopted, we had to achieve threshold performance on just one measure.
• For each threshold performance goal not met, each NEO’s potential maximum payout would be reduced by one-third. If we did not achieve threshold performance on any of the measures, our NEOs would not have received any payouts.
• Each NEO’s potential maximum payout would be reduced if our 2012 fiscal year total stockholder return and/or our year-over-year percentage point improvement in our operating margin in 2012 were not in each case in the top quartile relative to our peer group.
• The Compensation Committee could apply additional discretion in its business judgment to reduce NEO 2012 annual incentive payouts beyond the reductions described above.
• Performance Measure Results. We exceeded threshold performance and, in fact, performed at approximately target levels on each of the three applicable measures.
• We delivered 6,282 homes, compared to a target goal of 6,000; posted an applicable pretax loss of $50.5 million, compared to a target goal of $50.0 million; and achieved selling, general and administrative expenses as a percentage of housing revenues of 16.2%, compared to a target goal of 16.0%.
• Relative Performance Factor Results. Our relative operating margin improvement was in the second quartile (e.g., between median and the 75th percentile), and our relative total stockholder return was in the third quartile (e.g., between the 25th percentile and median). Therefore, these relative performance outcomes resulted in a 15% reduction from each NEO’s potential maximum payout.
• 2012 Annual Incentive Payout Outcomes. Applying the Guidelines based on the above-described performance results, and applying additional discretion to reduce payouts as deemed appropriate, the Compensation Committee and the Board approved a 2012 annual incentive payout to our CEO that was 25% of his potential maximum amount and 45% of his target amount, and payouts to our other NEOs that, in aggregate, were 41% of their potential maximum amounts and 83% of their target amounts, in each case relative to the original terms of the 2012 program.

Greater Use of Performance-Based Long-Term Incentives

The performance-based long-term incentives granted to our NEOs in 2012 require that we achieve a balanced set of absolute and relative performance goals to vest, as discussed below under the heading “Long-Term Incentives.” The applicable performance measures — return on equity, revenue growth, operating income and operating margin — were selected based on their relationship to our primary goal of achieving profitability. They also have historically shown a positive correlation with stockholder return for public homebuilding companies.
• Grants to the CEO. 100% of the CEO’s grants were comprised of performance-based incentives — performance-based restricted stock units and performance cash. The solely performance-based grant reflects an increased emphasis by the Compensation Committee to use performance-based long-term incentives as compared to 2011, in which 63% of the grant-date fair value of our CEO’s long-term incentives was comprised of performance-based options and cash.
• Grants to the Other NEOs. Approximately 70% of the grants to the other NEOs were comprised of the same performance-based incentives granted to our CEO, and the remaining portion consisted of time-vested restricted stock. By comparison, in 2011, approximately 44% of the grant-date fair value of the other NEOs’ long-term incentives consisted of performance-based vehicles.

The 2013 Annual Incentive Program Is More Structured and Reduces CEO Target and Maximum Payouts

• Two financial performance measures determine 80% of the annual incentive payout opportunity for each NEO. The financial performance measures have threshold, target and maximum payout opportunities directly scaled to threshold, target and maximum performance goals. Threshold performance levels are designed to be reasonably achievable, yet uncertain to be met under current and expected market conditions. Target performance levels are designed to require strong management effort to achieve. Maximum performance levels are designed to be difficult to achieve.
• A strategic operational performance component determines the remaining 20% of each NEO’s payout opportunity, and will be based on a performance determination by the Compensation Committee that will take into account multiple operational items and individual executive performance.
• The target payout level for our CEO is reduced to 150% of his base salary; it was 275% under the original terms of the 2012 program. For our other NEOs, target levels remain at 80% to 100% of base salary. In addition, maximum payout levels are capped at 2.0 times target level. For our CEO, this cap equates to 3.0 times his current base salary, as compared to 5.0 times his base salary under the original terms of the 2012 program.
• The Compensation Committee retains the ability to exercise discretion in its business judgment to reduce, but not increase, the largely formula-driven payout results under the performance measures to balance and/or contain payouts as it deems appropriate.

Notable Ongoing Compensation Governance Features
On top of the significant changes described above, over the last few years, we have put in place a number of stockholder-focused compensation policies, programs and practices, including the following:

• Limited Perquisites. We have cut substantially all perquisites for our NEOs and senior executives. Perquisites are limited to relocation assistance to recruit certain new hires, market-competitive supplemental medical and deferred compensation programs and certain death-related benefits, and, for a very few current senior executives, participation in a retirement plan that was closed in 2004. In 2007, we ceased providing personal automobile allowances, as well as reimbursements for automobile fuel cards and insurance, tax preparation and financial/estate planning services.

• No New Tax “Gross-Up” Benefits. In 2011, our Board approved a policy that no officer or employee who is hired or is promoted after April 7, 2011 will receive the tax “gross-up” payment benefit (the “Gross-Up Payment”) under our 2001 Change in Control Severance Plan (the “CIC Plan”) in connection with such hiring or promotion. Consistent with this policy, since April 7, 2011 we have not extended the Gross-Up Payment benefit to any newly hired or promoted officers or employees who would have been eligible to receive the benefit under the terms of the CIC Plan, or to any other officer or employee.

• Prohibition on Hedging/Pledging of KB Home Securities. Our senior executives are prohibited from engaging in short sales of our securities and from buying or selling puts or calls on, or any other financial instruments that are designed to hedge or offset decreases or increases in the value of, our securities (including without limitation derivatives, prepaid variable forward contracts, equity swaps, collars and exchange funds).

• Compensation Clawbacks. Under his Employment Agreement, our CEO is required to repay certain compensation he receives if we are required to restate our financial results due to his misconduct, consistent with the Sarbanes-Oxley Act of 2002. In addition, we will recoup incentive-based compensation to the extent required under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”) and any rules, regulations and listing standards issued under that act.

• Severance Pay Limits. In considering our stockholders’ approval of an advisory proposal, in 2008 we adopted a policy under which we will obtain stockholder approval before paying severance benefits to an executive officer above 2.99 times the sum of the executive officer’s then-current base salary and target bonus under any severance arrangement made or materially changed after the policy was adopted.

• Equity-Based Award Grant Policy. Since 2007, all grants of equity-based compensation are subject to our equity-based award grant policy, which sets strict requirements as to the timing and manner in which equity-based awards are made, as well as certain internal controls over the grants of such awards. The policy is discussed below under the heading “Equity-Based Award Grant Policy.”

• Stock Ownership Requirement. Our senior executives must comply with stock ownership requirements throughout the period of their employment with us.

2012 Fiscal Year Financial Results and Pay Outcomes

2012 Fiscal Year Performance
The table below illustrates the significant improvement in certain key financial and operational results that we achieved in 2012 compared to 2011. The Annual Report provides further details on our 2012 fiscal year performance. Dollar figures in the table below are in thousands, except overall average selling price. As noted above, our 2012 fiscal year total stockholder return was 98% (including reinvested dividends).

Metric	2012 Result	2011 Result	Improvement
Total revenues	$1,560,115	$1,315,866	19%
Operating income (loss), ex. inventory impairments and abandonments*	$16,969	$(70,491)	—%
Pretax loss, ex. inventory and joint venture impairments and abandonments*	$(50,520)	$(101,650)	50%
Selling, general and administrative expenses as a percentage of housing revenues	16.2%	19.0%	280	bps
Operating margin, ex. inventory impairments and abandonments*	1.1%	(5.4)%	650	bps
Homes delivered	6,282	5,812	8%
Overall average selling price	$246,500	$224,600	10%
Net order value	$1,733,146	$1,511,654	15%
Ending backlog - value	$618,626	$458,950	35%
* A reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures is provided below at Annex I to this Proxy Statement.

Our improved performance in 2012 reflected our continued execution on the primary strategic goals that have guided us for the past few years. In pursuing our strategic goals, we have broadly transformed, refocused and strengthened our overall business both geographically and operationally, positioning us to reach our top profitability goal. As it became clearer that we would be profitable in the second half of the year, we expanded on our profitability goal by also establishing accelerated growth targets. A key action to support our growth initiatives is to add leadership resources to further strengthen our team. In pursuing this, we have encountered growing competition in recruiting and retaining leaders, particularly at senior management levels, reflecting the increased housing market activity accompanying the present recovery. This growing challenge of successfully attracting and retaining qualified personnel has become a key consideration in making compensation-related decisions, and we expect it to be an even greater factor as housing markets continue to improve.
We believe the implementation of our strategic growth initiatives enabled us to achieve substantial improvement in our results in 2012, as shown in the table above. We also believe that these initiatives, combined with our strategic operational and geographic positioning efforts before and through 2012, provide us with a foundation to achieve full-year profitability for 2013.

Pay-for-Performance Orientation
We and the Compensation Committee believe that the compensation provided to our NEOs should be reflective of our performance. The chart below compares our CEO’s total compensation as reported in the Summary Compensation Table in each of the last five fiscal years (using grant-date fair values for long-term incentives) to our total stockholder return (including reinvested dividends) as of November 30 of each year. Total stockholder return assumes $100 invested at market close on November 30, 2007. We believe the chart demonstrates the general alignment of CEO compensation with stockholder return during this period, and in 2012, it reflects the decisions of the Compensation Committee and the Board to moderate CEO pay as compared to stockholder return.

CEO Compensation Compared to TSR

$10,000
$9,000
$8,000
$7,000
$6,000
$5,000
CEO Compensation
$120
$100
$80
$60
$40
$20
$0
Total Stockholder Return
$7,462
$8,081
$6,730
$5,946
$5,593

	2008	2009	2010	2011	2012
Pay ($000s)	$7,462	$8,081	$6,730	$5,946	$5,593
TSR	$57	$69	$58	$39	$77

2012 Pay Outcomes
Although we achieved measurable year-over-year improvement in our financial and operational performance, achieved approximately target results on each of the 2012 annual incentive program performance measures, and significantly increased stockholder value in 2012 (as noted above), the Compensation Committee and the Board approved aggregate NEO compensation for 2012 that was near its 2011 level. These pay outcomes for our NEOs sought to balance compensation with our posting a net loss for the 2012 fiscal year and our progress toward achieving full-year profitability for 2013.
CEO 2012 Total Direct Compensation. Our CEO’s 2012 total direct compensation was roughly even with his 2011 compensation, and a greater proportion of the pay mix in 2012 was shifted to performance-based long-term incentives. Total direct compensation is the sum of base salary, annual incentive payout and the grant-date fair value of long-term incentives, other than performance cash awards. It does not include the actuarial change in pension value or all other compensation amounts that appear in the Summary Compensation Table.

CEO Total Direct Compensation (2012 vs. 2011)
Year	Base Salary(a)	Annual Incentives(b)	Long-Term Incentives(c)	Total Direct Compensation
2012	$1,000,000	$1,250,000	$2,475,000	$4,725,000
2011	$1,000,000	$1,950,000	$1,779,331	$4,729,331
Variance (%)	—%	(36)%	39%	—%
(a) Base Salary. Our CEO’s base salary remained at the level set upon his promotion to the position in 2006.
(b) Annual Incentives. The annual incentive amount reduction is discussed below under the heading “2012 Annual Incentives.”
(c) Long-Term Incentives. The increase in the grant-date fair value reflects both the Compensation Committee’s and the Board’s decision to award our CEO a greater proportion of long-term incentives relative to annual incentives, and our higher common stock price in 2012 compared to 2011. All of our CEO’s 2012 long-term incentives are performance-based.
The charts below show the proportional mix of the components of 2012 compensation as shown in the Summary Compensation Table (excluding the actuarial change in pension value and all other compensation amounts) for our CEO and our other NEOs on an aggregate basis, with long-term incentives reflecting grant-date fair values. The majority of our NEOs’ 2012 compensation consisted of performance-based annual and long-term incentives. Furthermore, our CEO’s proportion of long-term incentives in his total direct compensation increased from 38% in 2011 to 52% in 2012.

2012 CEO Compensation Mix

Base Salary
(21%)
Annual
Incentives
(27%)
Long-Term
Incentives
(52%)

2012 Other NEO Compensation Mix

Base Salary
(37%)
Annual
Incentives
(29%)
Long-Term
Incentives
(34%)

Base Salaries. The Compensation Committee annually reviews and approves the base salaries of our CEO and our other NEOs. The Compensation Committee approves NEO base salaries based on its consideration of several factors, including an NEO’s experience, specific responsibilities, individual performance and expected future contributions; our current and expected financial and operational results; and market rates to ensure competitiveness. Since 2008, no NEOs have received an increase in base salary.
2012 Annual Incentives.  The Compensation Committee approved the terms of the 2012 annual incentive program in February 2012, and then in April 2012 it adopted its Guidelines. In January 2013, the Compensation Committee approved payouts to our NEOs under the original terms of the program, as modified by the Guidelines and its decisions described below.
Under the 2012 program, as initially adopted, each of our NEOs would qualify to potentially receive a maximum annual incentive payout if we achieved threshold performance on any one of three performance measures, subject to the Compensation Committee’s exercise of discretion in its business judgment to reduce, but not increase, payouts. The three performance measures related to (a) pretax results, excluding inventory impairments and other non-recurring extraordinary items; (b) homes delivered; and (c) selling, general and administrative expenses as a percentage of housing revenues. The performance measures were designed to support our top strategic goal of achieving profitability.
As a guide for its exercise of such negative discretion, the Compensation Committee established threshold, target and maximum goals for the performance measures, and corresponding threshold, target and the above-mentioned maximum payout levels. The goals the Compensation Committee established for the performance measures reflected our somewhat guarded outlook on the housing markets and economy at the time they were approved.
The Compensation Committee did not intend for the performance-payout relationships it established to be applied in a strictly formulaic manner, but considered them to be the primary starting point for determining 2012 annual incentive payouts within its broader assessment of our performance and individual NEO performance. The table below shows the performance goals the Compensation Committee established in February 2012.

2012 Annual Incentive Program Performance Measures and Goals

Performance Measures	Performance Goals
	Threshold	Target	Maximum
Pretax results, ex. inventory impairments/other non-recurring extraordinary items	($100 million)	($50 million)	Break-even
Homes delivered	5,000	6,000	7,000
Selling, general and administrative expenses as a percentage of housing revenues	17.0%	16.0%	15.0%
Under the Compensation Committee’s Guidelines adopted in April 2012, threshold performance on all three measures had to be met for each NEO to qualify for his potential maximum payout. For each threshold performance goal not met, each NEO’s potential maximum payout would be reduced by one-third. If we did not achieve threshold performance on any of the measures, our NEOs would not have received any payouts. Our actual 2012 results were an applicable pretax loss of $50.5 million, deliveries of 6,282 homes, and selling, general and administrative expenses as a percentage of housing revenues of 16.2%, each of which was at or near target levels. Based on these results, the Compensation Committee determined that the NEOs qualified to receive their potential maximum payouts.
Beyond the initial qualification of potential maximum payouts, under the Guidelines, each NEO’s potential maximum payout would be reduced if our 2012 fiscal year total stockholder return and/or our year-over-year percentage point improvement in our operating margin in 2012 were not in each case in the top quartile relative to our peer group. The applicable relative performance reductions are summarized in the table below.

Relative Performance Reduction on Annual Incentive Payouts (%)
		Relative Operating Margin Improvement
		Top Quartile	Second Quartile	Third Quartile	Bottom Quartile
Relative TSR Performance	Top Quartile	0%	5%	10%	15%
	Second Quartile	5%	10%	15%	20%
	Third Quartile	10%	15%	20%	25%
	Bottom Quartile	15%	20%	25%	30%
Our relative 2012 fiscal year total stockholder return was in the third quartile, and our relative 2012 operating margin improvement was in the second quartile. Therefore, per the Guidelines, these relative performance outcomes resulted in a 15% reduction from each NEO’s potential maximum payout.
In making its 2012 annual incentive payout decisions, the Compensation Committee also considered the important individual contributions made by each NEO during the year, as summarized in the table below.

NEO	2012 NEO Performance Contributions
Mr. Mezger
Provided essential leadership that was critical to our achieving 2012 results, including 19% revenue growth, a 35% increase in backlog value, and substantial improvement in pretax income; effectively implemented and executed long-term strategic initiatives to position our business for profitability; and enhanced the KB Home brand and our competitive differentiation by driving our ongoing commitment to be a leading national company in environmental sustainability.

Mr. Kaminski
Developed a capital structure strategy that successfully ensures liquidity to support our growth plans and business needs and addresses $1 billion of near-term debt maturities; and effectively led our financial planning process.

Mr. Praw	Played an integral role in developing strategies to leverage existing land assets, and successfully drove our investment and strategic growth initiatives.
Mr. Woram	Provided strong oversight to our legal team, and was instrumental in our realizing legal and insurance recoveries and resolving a number of significant litigation matters.
Mr. Hollinger	Provided critical leadership and oversight of our accounting and financial reporting processes, and was central to our efforts to reduce overhead and improve the profitability of our business.
Per the Guidelines, the Compensation Committee used additional discretion to reduce NEO 2012 annual incentive payouts well below each NEO’s potential maximum payout (and far beyond the 15% relative performance reduction factor). This use of discretion by the Compensation Committee was consistent with prior years, in which the Compensation Committee had determined that NEO annual incentive payouts would only be appropriate at levels much lower than the potential maximum amounts. Thus, it determined that 2012 annual incentive payouts to our NEOs should generally not be higher than target levels, largely in line with the actual results we achieved. Additionally, for our NEOs other than our CEO, the Compensation Committee took into account the CEO’s payout recommendations for each such officer and our focus on balancing compensation expense in support of our profitability goals.
In considering the 2012 annual incentive payout for our CEO, the Compensation Committee determined that it would be appropriate to accelerate the transition of his lower 2013 target payout level and apply it with respect to his 2012 annual incentive payout. As described above under the heading “The 2013 Annual Incentive Program Is More Structured and Reduces CEO Target and Maximum Payouts,” our CEO’s 2013 annual incentive program target payout level is 150% of his base salary. Under the original 2012 annual incentive program, our CEO’s target payout level was 275% of his base salary (as reflected in the payout table below). The Compensation Committee also considered and took the additional step of further reducing the CEO’s 2012 annual incentive payout by approximately 15% because that was the relative performance reduction factor applied to potential maximum payouts under the Guidelines. As a result of the foregoing considerations, the Compensation Committee approved 2012 annual incentive payouts to the NEOs that, in aggregate, were 39% below the 2012 program’s original target levels. Actual payment amounts are shown in the payout table below.
These determinations reflect the Compensation Committee’s careful weighing of performance, motivation and retention considerations in carrying out its responsibility to set, in its business judgment, appropriate compensation for our NEOs, particularly our CEO. For our CEO’s 2012 annual incentive payout, the Compensation Committee felt that his strong leadership throughout the housing downturn and the last fiscal year was critical to our performance achievements in 2012 and has laid the groundwork for profitable future growth, as noted above. Therefore, the Compensation Committee and the Board approved our CEO’s 2012 annual incentive payout, and the long-term incentives granted to him in 2012 (as discussed below), to recognize those efforts and to properly motivate his expected continued contribution to our future performance over the next several years.

2012 Annual Incentive Program Payout Levels and Actual Awards
NEO	Threshold	Target	Maximum	Actual
Mr. Mezger	$687,500	$2,750,000	$5,000,000	$1,250,000
Mr. Kaminski	137,500	550,000	1,100,000	450,000
Mr. Praw	125,000	500,000	1,000,000	400,000
Mr. Woram	131,250	525,000	1,050,000	400,000
Mr. Hollinger	73,750	295,000	590,000	300,000
Long-Term Incentives.  We provide long-term incentives to our NEOs and other senior executives that are designed to promote retention and alignment of pay with our performance and stockholder interests. Historically, the mix of long-term incentives has included grants of time-vesting common stock options, restricted stock and restricted cash, performance options and shares, performance cash and cash-settled equity-based awards. These long-term incentives typically vest over a three-year period.
In November 2012, the Compensation Committee approved long-term incentive awards consisting of performance-based restricted stock units (each, a “PSU”), restricted stock and performance cash awards. All of the long-term incentives approved for our CEO are performance-based, and approximately 70% of the awards approved for our other NEOs are also performance-based. The performance-based awards are designed to appropriately reward, and condition payouts on, the achievement of improved absolute and relative results over several years in a number of key operating metrics associated with stockholder return, as noted above under the heading “Greater Use of Performance-Based Long-Term Incentives.” The grants approved for our NEOs are shown in the table immediately below, with performance cash amounts representing target values. The PSU and restricted stock grants and their grant-date fair values are shown below in the Grants of Plan-Based Awards During Fiscal Year 2012 table.

NEO Long-Term Incentives Granted in 2012

NEO	PSUs (#)	Restricted Stock (#)	Performance Cash* ($)

Mr. Mezger	152,495	—	$1,000,000
Mr. Kaminski	17,868	14,479	300,000
Mr. Praw	16,636	14,479	270,000
Mr. Woram	16,636	14,479	270,000
Mr. Hollinger	9,242	7,702	150,000
*The performance cash awards are not reported in the Summary Compensation Table because they will not be earned by the NEOs, if at all, unless and only to the extent the applicable performance measures are achieved at the end of a three-year performance period.
Performance-Based Restricted Stock Units. The PSU amounts shown in the table above reflect a target award of shares of our common stock (“Award Shares”). Each PSU entitles an NEO to receive a grant of between 0% to 200% of the NEO’s Award Shares. The PSUs will vest, based on our achieving, over the three-year period commencing on December 1, 2012 and ending on November 30, 2015, specified levels of (a) average return on equity performance and (b) revenue growth performance relative to our peer group. Vesting is also generally subject to the NEO’s continued employment with us through to and including a date that is no later than 90 days after the end of the performance period (the “Determination Date”). The applicable performance achievement standards are as follows:

Performance Measure	Performance	Target Award Multiplier
Average Return on Equity	15%	200%
	10%	100%
	5%	25%
	Below 5%	0%
Relative Revenue Growth (Adjustments to ranking levels and multipliers will be made if there are changes in the peer group size over time)	Rank	Target Award Multiplier
	First or Second	200%
	3	180%
	5	140%
	7	100%
	9	60%
	11	20%
	Bottom 2	0%
The average return on equity performance measure will determine 60%, and the relative revenue growth performance measure will determine 40%, of the final number of shares of our common stock that may be granted to an NEO. Performance for each measure is to be determined by the Compensation Committee on the Determination Date. In addition, each NEO will be credited with an amount of cash (the “Dividend Equivalent”) equal to the NEO’s target Award Shares multiplied by the cash dividends that are paid in respect of one share of our common stock with a record date during the period beginning on the grant date and ending on the Determination Date. Upon the vesting of each PSU, each NEO will be eligible to receive a cash payment equal to the credited Dividend Equivalent multiplied by the applicable percentage of Award Shares that may be granted to the NEO after the Determination Date, if any. If performance over the performance period for both measures is below specific thresholds, each NEO will be granted no shares of common stock and will receive no cash Dividend Equivalent payment. In general, each NEO will forfeit any rights with respect to Award Shares and to any cash Dividend Equivalent payment if an NEO terminates service prior to the Determination Date.
Restricted Stock. Each share of restricted stock shown in the table above will vest ratably over a three-year period and entitles the NEO to receive all cash dividends that are paid in respect of one share of our common stock with a record date during the period beginning on the grant date and ending on the vesting date. Each NEO will forfeit any unvested shares if the NEO’s employment with us is terminated before an applicable vesting date.
Performance Cash Awards. As it did last year, in 2012, the Compensation Committee approved performance cash awards to our NEOs (as shown in the NEO Long-Term Incentives table above) to further reinforce the pay-for-performance purpose of our long-term incentives and to enhance retention through a potential cash payout. Each 2012 performance cash award, once vested, will deliver a cash payout relative to threshold, target, maximum and stretch performance goals set by the Compensation Committee for each year of the three-year period ending on November 30, 2015. By comparison, each 2011 performance cash award, once vested, will deliver a cash payout relative to threshold, target and maximum performance goals set by the Compensation Committee for each year of the three-year period ending on November 30, 2014. The extent to which each 2012 and 2011 performance cash award vests and is earned by an NEO, if at all, will be determined by the Compensation Committee following the conclusion of the applicable performance period. For the first performance year of the 2012 awards and for the second performance year of the 2011 awards (i.e., our 2013 fiscal year), the applicable performance measure is the sum of homebuilding operating income, financial services operating income and equity in income of unconsolidated financial services joint ventures, excluding certain items. The Compensation Committee considered this to be the appropriate performance measure because it provides emphasis on revenue generation, margin expansion and cost control, all of which underpin profitability. At the end of the performance period for the 2012 awards, a percentage of each target award amount, up to a maximum of 3.0 times the target, will be paid out based on the average of the percentage of achievement in each of the three years relative to the applicable annual target performance level. For an NEO to be eligible for a payout on a 2012 award above 2.0 times a target award amount, however, our average homebuilding operating margin over the three-year performance period must also be greater than the 65th percentile relative to the average homebuilding operating margins of our peer group. At the end of the performance period for the 2011 awards, a percentage of each target award amount, up to a maximum of 2.0 times the target, will be paid out based on the average of the percentage of achievement in each of the three years relative to the applicable annual target performance level. For both the 2012 and 2011 awards, if performance is below the designated threshold performance goal for a performance year, the applicable payout level for the performance year will be 0%. For our 2013 fiscal year, the Compensation Committee set the threshold performance goal for both the 2012 and the 2011 awards at a $32 million improvement from 2012 and the target performance goal for both awards at a $64 million improvement from 2012.
Executive Compensation Decision-Making and Other Compensation Policies
Our executive compensation decision-making process and executive compensation and benefits programs are overseen by the Compensation Committee. In making executive compensation decisions, the Compensation Committee considers a variety of factors and data, with our performance and individual executive performance generally viewed as the most important inputs, and takes into account the totality of compensation that may be paid through base salaries and annual and long-term incentives. Among the data the Compensation Committee considers are financial and operational performance information and metrics for us, including comparisons to prior years’ performance and our current business plans, and for our peer group (which is described below); surveys and forecasts of comparative general industry and peer group compensation and benefits practices; and at least annually, management-prepared tally sheets for each NEO and for certain other senior executives with up to five years of compensation data. The Compensation Committee, in consultation with Semler Brossy, also considers with respect to NEO compensation one-year and three-year pay and performance data regarding the members of our peer group.
Role of Our Management. Our CEO and senior human resources and legal department executives provide information and recommendations to assist the Compensation Committee’s decision-making, and also advise on compliance and disclosure requirements.
Role of Compensation Consultants. Each of the Compensation Committee and our management is assisted in the executive compensation decision–making process by an outside compensation consultant, who attend Compensation Committee meetings. In 2012, the Compensation Committee was assisted on executive compensation, and on compliance and disclosure requirements, by Semler Brossy, which it retained directly. To maintain its independence and avoid any conflicts of interest,

Semler Brossy may not work directly for our management unless the Compensation Committee pre-approves the work, including fees. During 2012, Semler Brossy did not provide any services that would have required such pre-approval. Based on a review of its engagement of Semler Brossy and consideration of factors set forth in SEC rules, the Compensation Committee determined that Semler Brossy’s work did not raise any conflicts of interest and that Semler Brossy is independent. In 2012, our management retained Mercer (US) Inc. to provide advice and assistance with design of our executive compensation program, including the terms and conditions of annual and long-term incentives for our NEOs. Based on its consideration of factors set forth in SEC rules, the Compensation Committee also determined that Mercer’s role did not raise any conflicts of interest.
Peer Group. Our peer group is composed solely of public companies that, like us, are engaged in high production homebuilding as their primary business. We compete with these companies for both homebuyers and management talent. The competition with these companies for human resources reflects our, and their, need to attract and retain high caliber management and other personnel with strong high production homebuilding expertise and experience to execute business activities in distinct, local markets. Therefore, a principal focus in designing our compensation and benefits programs is to meet this critical, competitive need.
The Compensation Committee, in consultation with Semler Brossy and our management, reviews and considers changes to the makeup of our peer group annually. The Compensation Committee principally considers the competitive factors described above. It also considers our total revenues and market capitalization relative to those of the companies in the peer group. As of December 31, 2012, the reported total revenues (on a trailing 12-months’ basis) of the companies in our peer group was within a range of approximately one-third to 3.0 times our total revenues, and the market capitalization of such companies was within a range of approximately one-fifth to 5.0 times ours. Relative to peer group median levels, our total revenues were approximately 20% above the median and our market capitalization was approximately 30% below the median.
In weighing the foregoing items, the Compensation Committee determined in January 2013 to leave our peer group unchanged from the prior year, with the companies in our peer group shown in the table below. As of their most recently filed proxy statements before the date of this Proxy Statement, each member of our peer group included us in their own peer group.

Our Peer Group
• Beazer Homes • Lennar Corporation • Meritage Homes Corp. • Ryland Group	• DR Horton • MDC Holdings • NVR Incorporated • Standard Pacific	• Hovnanian Enterprises • M/I Homes • PulteGroup, Inc. • Toll Brothers
Equity Stock Ownership Policy. We have had an executive stock ownership policy for several years. The policy is intended to encourage, and has encouraged, our executives to increase their ownership of our common stock over time and to align their interests with our stockholders’ interests. Under the policy, designated senior executives are expected to achieve specific levels of common stock ownership within five years of joining us and, once achieved, maintain such ownership throughout employment. Our NEOs’ targeted stock ownership levels range from 20,000 to 150,000 shares, depending on position. Each of our NEOs is in compliance with the policy. Expected ownership levels were determined using survey data and multiples of average base salaries per internal seniority level. Share ownership may include shares owned outright or owned indirectly through our 401(k) Savings Plan, and 60% of unvested restricted stock grants.
We have used share-based stock ownership targets since 2008 because of volatility in the market price of our common stock over the past few years. Based on the $18.51 closing price of our common stock on the February 8, 2013 record date for the 2013 Annual Meeting, our CEO’s stock ownership target was approximately 2.8 times base salary, and he directly owned 376,393 shares, with a value equal to approximately seven times base salary.
Prohibition on Hedging/Pledging of KB Home Securities. To further align their interests with those of stockholders, our senior executives cannot engage in short sales of our securities and cannot buy or sell puts, calls or any other financial instruments that are designed to hedge or offset decreases or increases in the value of our securities (including derivatives, prepaid variable forward contracts, equity swaps, collars and exchange funds).
Equity-Based Award Grant Policy. Our equity-based award grant policy governs the timing and establishes certain internal controls over the grant of equity-based awards. The policy requires that the Compensation Committee (or the Board) approve all grants of equity-based awards, and their terms. The policy does not permit any delegation of granting authority to our management. The grant date of any equity-based award will be the date on which the Compensation Committee (or the Board) met to approve the grant unless a written resolution sets a later date. The exercise price of any stock option award will not be less than the closing price of our common stock on the NYSE on the grant date.

Recovery of Compensation. Under his Employment Agreement, our CEO must repay certain bonus and incentive- or equity-based compensation he receives if we are required to restate our financial statements as a result of his misconduct, consistent with Section 304 of the Sarbanes-Oxley Act of 2002. We will also recoup incentive-based compensation to the extent required under the Dodd-Frank Act and any rules, regulations and listing standards issued under that act.
Tax Implications of our Executive Compensation Program. Section 162(m) of the Code generally disallows a tax deduction for compensation over $1 million paid to our highest paid executives unless it is qualifying performance-based compensation. We generally design our compensation plans in order to maintain federal tax deductibility for executive compensation under Section 162(m) of the Code, and the Compensation Committee considers the potential Section 162(m) impact when approving the compensation paid to our NEOs. The Compensation Committee, however, will approve compensation that may not be deductible under Section 162(m) of the Code where it believes it is in our and our stockholders’ best interests to do so.
Other Benefits.  The majority of our health and welfare benefits are made available to all full-time employees, including our NEOs. During 2012, as in years past, our NEOs also received reimbursement for qualified out-of-pocket medical, dental and vision expenses that exceed amounts payable under our standard medical, dental and vision plans. In addition, in 2012, certain of our NEOs, and other employees, participated in our Deferred Compensation Plan, as described below under the heading “Retirement Programs.” These benefits are offered to attract key executive talent and to promote retention. We provided relocation benefits to Messrs. Kaminski and Woram in connection with recruiting them in 2010, as described below in the Summary Compensation Table. Other than those described in the foregoing sentences and the additional items described below under the headings “Death Benefits” and “Retirement Programs,” we do not provide any additional benefits or perquisites to our NEOs or other senior executives. In 2007, we ceased providing personal automobile allowances, as well as reimbursements for automobile fuel cards and insurance, tax preparation and financial/estate planning services.
Indemnification Agreements. We have entered into agreements with each of our NEOs and certain other senior executives that provide them with indemnification and advancement of expenses to supplement what is provided under our Certificate of Incorporation and insurance policies, subject to certain requirements and limitations.
Severance, Change in Control and Post-Termination Arrangements
Severance Arrangements. Mr. Mezger’s Employment Agreement provides him with certain severance benefits, and all of our current NEOs participate in our Executive Severance Plan, which provides certain severance benefits for non-change in control situations ranging from 1.0 to 2.0 times salary and bonus depending on a participant’s internal seniority level. These severance arrangements are discussed further below under the heading “Potential Payments upon Termination of Employment or Change in Control.” In considering our stockholders’ approval of an advisory proposal, in 2008 we adopted a policy under which we will obtain stockholder approval before paying severance benefits to an executive officer under a future severance arrangement in excess of 2.99 times the sum of the executive officer’s then-current base salary and target bonus. Future severance arrangements do not include severance arrangements existing at the time we adopted the policy or any severance arrangement we assume or acquire unless, in each case, the severance arrangement is changed in a manner that materially increases its severance benefits.
Change in Control Arrangements. Since 2001, we have maintained the CIC Plan that, upon a change in control, provides participants with certain severance-related payments, accelerated vesting of equity awards and full vesting in any benefits under our Death Benefit Only Plan (if a participant also participates in that plan). The CIC Plan is intended to enable and encourage our management to focus its attention on obtaining the best possible result for our stockholders in a change in control; to promote management continuity; and to provide income protection in the event of involuntary loss of employment. In addition, if we experience a change in control, the vesting is accelerated for any unvested benefits under our Deferred Compensation Plan and our Retirement Plan, each of which is discussed below, and under certain of our employee benefit plans, including our equity compensation plans. The payments to which each of our NEOs may be entitled upon a change in control are further discussed below under the heading “Potential Payments Upon Termination of Employment or Change in Control.”
Death Benefits. Our Death Benefit Only Plan, in which Messrs. Mezger, Praw and Hollinger participate, provides a death benefit to the participant’s designated beneficiary of $1 million (plus an additional “gross-up” amount sufficient to pay taxes on the benefit and the additional amount). We closed the Death Benefit Only Plan to new participants beginning in 2004 (Mr. Praw fully vested in the death benefit during his previous service with us as a full-time employee), and only term life insurance, with a $750,000 benefit level payable to an executive’s designated beneficiaries, has been made available to incoming eligible executives. We maintain this term life insurance benefit for Messrs. Kaminski and Woram. We also maintain a $400,000 life insurance death benefit for designated beneficiaries of Mr. Mezger.
Retirement Programs. Our 401(k) Savings Plan, a qualified defined contribution plan, is the only program we offer to all full-time employees that provides post-employment benefits. Our current NEOs and certain other employees also have the opportunity to participate in an unfunded nonqualified Deferred Compensation Plan, which allows pretax contributions of base salary and annual incentive compensation. We provide a dollar-for-dollar match of Deferred Compensation Plan and 401(k) Savings Plan contributions on up to an aggregate amount of 6% of a participant’s base salary. NEO deferrals under the Deferred Compensation Plan are shown below in the Non-Qualified Deferred Compensation During Fiscal Year 2012 table. We offer the Deferred Compensation Plan to give participating executives the ability to defer amounts above the contribution limits applicable to our 401(k) Savings Plan. We maintain a Retirement Plan for certain executives, including Messrs. Mezger and Hollinger. The Retirement Plan, closed to new participants since 2004 with no additional benefit accruals to participants (other than cost-of-living adjustments), provides each vested participant with specific annual payments for 20 years that begin upon the later of reaching age 55, the tenth anniversary of a participation commencement date, or the termination of employment with us. Mr. Mezger’s original annual benefit amount under the Retirement Plan was $450,000; Mr. Hollinger’s was $100,000. To preserve the purchasing power of these frozen amounts, they are increased by the cost-of-living adjustments applied to federal social security benefits. Once vested, a participant is entitled to the full benefit as stated above. For NEO participation in the Retirement Plan, see below in the Pension Benefits During Fiscal Year 2012 table.
Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)(a)	Bonus ($)(b)	Stock Awards ($)(c)	Option Awards ($)(c)	Non-Equity Incentive Plan Compensation ($)(d)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(e)	All Other Compensation ($)(f)	Total ($)
Jeffrey T. Mezger President and Chief Executive Officer	2012	$1,000,000	$—	$2,475,000	$—	$1,250,000	$800,763	$66,859	$5,592,622
	2011	1,000,000	—	—	1,779,331	1,950,000	1,153,277	63,671	5,946,279
	2010	1,000,000	—	—	2,295,750	2,750,000	618,113	66,518	6,730,381
Jeff J. Kaminski Executive Vice President and Chief Financial Officer	2012	550,000	—	525,000	—	450,000	—	41,469	1,566,469
	2011	550,000	—	—	317,738	400,000	—	117,607	1,385,345
	2010	266,891	—	75,000	766,797	360,000	—	51,670	1,520,358
Albert Z. Praw Executive Vice President, Real Estate and Business Development	2012	500,000	—	505,000	—	400,000	—	9,890	1,414,890
	2011	125,000	—	—	381,285	100,000	—	684,953	1,291,238
Brian J. Woram Executive Vice President and General Counsel	2012	525,000	—	505,000	—	400,000	—	35,577	1,465,577
	2011	525,000	—	—	305,028	375,000	—	65,823	1,270,851
	2010	202,933	751,971	132,500	907,157	—	—	79,262	2,073,823
William R. Hollinger Senior Vice President and Chief Accounting Officer	2012	365,000	—	275,000	—	300,000	187,232	30,327	1,157,559
	2011	365,000	—	—	152,514	300,000	261,360	28,346	1,107,220
	2010	365,000	—	—	275,490	350,000	139,956	28,946	1,159,392

(a)
Salary. 2010 salaries for Messrs. Kaminski and Woram reflect pro-rated amounts, as each joined us during that year. Mr. Praw’s 2011 salary reflects a pro-rated amount, as he re-joined us as a full-time employee during that year.

(b)	Bonus. Mr. Woram received a hiring bonus when he joined us in 2010 and a guaranteed bonus for our 2010 fiscal year.

(c)
Stock Awards and Option Awards. These amounts represent the aggregate grant-date fair value of stock awards (consisting of restricted stock and PSUs) and option awards (consisting of stock options) computed in accordance with ASC 718. They do not represent realized compensation. The 2012 stock awards represent the grant-date fair value of restricted stock and the target and probable award of shares of our common stock corresponding to the PSUs granted. The maximum number of shares of common stock that can be awarded through PSUs, assuming that the highest level of performance conditions will be achieved, is 200% of the target number of shares granted.

(d)	Non-Equity Incentive Plan Compensation. These amounts are the annual incentive compensation payouts to the NEOs.

(e)
Change in Pension Value and Nonqualified Deferred Compensation Earnings. These amounts do not represent realized compensation; rather, they represent an increase in the present value of accumulated benefits under our Retirement Plan based on an actuarial adjustment related to a decrease in the discount rate. Future changes in discount rates will result in a change in pension value. If the year-over-year discount rate increases, the present value of the Retirement Plan benefits will generally decrease. If the year-over-year discount rate decreases, the present value of the Retirement Plan benefits will generally increase. See below under the heading “Pension Benefits During Fiscal Year 2012.” We do not provide above-market or preferential earnings under our Deferred Compensation Plan.

(f)	All Other Compensation. The amounts shown consist of the following items:

•
Matching 401(k) Savings Plan and Supplemental Deferred Compensation Plan Contributions. We provide a dollar-for-dollar match of Deferred Compensation Plan and 401(k) Savings Plan contributions on up to an aggregate amount of 6% of a participant’s base salary. The respective aggregate 2012, 2011 and 2010 fiscal year matching contributions we made to our NEOs were as follows: Mr. Mezger $55,000, $54,700 and $54,700; Mr. Kaminski $30,125, $14,700 and $0; Mr. Woram $23,531, $24,544 and $6,563; and Mr. Hollinger $21,900, $21,900 and $21,900. Mr. Praw did not make any Deferred Compensation Plan or 401(k) Savings Plan contributions in our 2012 or 2011 fiscal years.

•
Premium Payments. We paid premiums on supplemental medical expense reimbursement plans and life insurance policies for the benefit of participating executives. These plans and policies are described above under the heading “Other Benefits.” The respective aggregate premiums we paid for our NEOs in our 2012, 2011 and 2010 fiscal years were as follows: Mr. Mezger $11,856, $8,971 and $11,818; Mr. Kaminski $10,426, $9,446 and $4,076; Mr. Praw $9,888, $1,620 and $0; Mr. Woram $10,426, $9,446 and $3,184; and Mr. Hollinger $7,241, $6,446 and $7,046.

•
Relocation Assistance. In connection with Mr. Kaminski’s hiring and relocation from Detroit to Los Angeles in May 2010, and Mr. Woram’s hiring and relocation from Dallas to Los Angeles in July 2010, we agreed in each case to pay for certain relocation expenses, including temporary housing for up to six months, and for any personal income tax liability associated with such relocation-related payments. Under their respective arrangements, in our 2011 and 2010 fiscal years, Mr. Kaminski received $93,461 and $47,594, respectively, and Mr. Woram received $31,833 and $69,515, respectively.

•
Consulting Arrangement. For the first nine months of our 2011 fiscal year, Mr. Praw served as an outside consultant and received a total of $683,333 during that time under his consulting arrangement with us.

Grants of Plan-Based Awards During Fiscal Year 2012

Name	Grant Date(a)	Type of Award	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(b)
			Threshold ($)	Target ($)	Maximum ($)
Mr. Mezger	2/15/2012	Annual Incentive	$687,500	$2,750,000	$5,000,000
	11/8/2012	Performance Units (PSU)				152,495			$2,475,000
	11/8/2012	Performance Cash(c)	300,000	1,000,000	3,000,000
Mr. Kaminski	2/15/2012	Annual Incentive	137,500	550,000	1,100,000
	11/8/2012	Performance Units (PSU)				17,868			290,000
	11/8/2012	Restricted Stock				14,479			235,000
	11/8/2012	Performance Cash(c)	90,000	300,000	900,000
Mr. Praw	2/15/2012	Annual Incentive	125,000	500,000	1,000,000
	11/8/2012	Performance Units (PSU)				16,636			270,000
	11/8/2012	Restricted Stock				14,479			235,000
	11/8/2012	Performance Cash(c)	81,000	270,000	810,000
Mr. Woram	2/15/2012	Annual Incentive	131,250	525,000	1,050,000
	11/8/2012	Performance Units (PSU)				16,636			270,000
	11/8/2012	Restricted Stock				14,479			235,000
	11/8/2012	Performance Cash(c)	81,000	270,000	810,000
Mr. Hollinger	2/15/2012	Annual Incentive	73,750	295,000	590,000
	11/8/2012	Performance Units (PSU)				9,242			150,000
	11/8/2012	Restricted Stock				7,702			125,000
	11/8/2012	Performance Cash(c)	45,000	150,000	450,000

(a)	Grant Date. The date shown for each award is the date the Compensation Committee approved the award.

(b)	Grant Date Fair Value of Stock and Option Awards. The grant-date fair value for each award is computed in accordance with ASC 718.

(c)
The actual amount paid out under these performance cash awards may be more or less than the target amount depending on our annual operating income over a three-year period ending on November 30, 2015 relative to performance goals set by the Compensation Committee for each year of the three-year period. These awards are further described above under the heading “Performance Cash Awards.”

Outstanding Equity Awards at Fiscal Year-End 2012

Name	Grant Date	Option Awards						Stock Awards
		Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(a)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(b)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(c)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(c)
Mr. Mezger	10/30/2001	431,122				$13.95	10/30/2016
	10/30/2001	68,878				13.95	10/30/2016
	2/13/2002	102,090				20.07	2/13/2017
	5/8/2002	44,516				25.63	5/8/2017
	10/7/2002	400,000				21.51	10/7/2017
	10/24/2003	74,667				33.24 (d)	10/24/2018
	10/24/2003	149,333				34.05 (d)	10/24/2018
	10/22/2004	80,750				40.90	10/22/2019
	10/22/2004	119,250				40.90	10/22/2019
	10/18/2005	75,000				63.77	10/18/2015
	7/12/2007	325,050				36.19	11/30/2016 (e)
	7/12/2007	325,050				36.19	7/12/2017
	10/4/2007	137,500				28.10	10/4/2017
	10/1/2009	489,258				15.44	10/1/2019
	8/13/2010	397,818				19.90	10/2/2018 (f)
	10/7/2010	160,000	80,000			11.06	10/7/2020
	10/7/2010			260,000		11.06	10/7/2020
	11/9/2010	412,500				28.10	10/4/2017 (f)
	10/6/2011	111,667	223,333			6.32	10/6/2021
	10/6/2011			365,000	(g)	6.32	10/6/2021
	11/8/2012									152,495	$2,189,828
Mr. Kaminski	7/15/2010	30,011	15,006			11.26	7/15/2020
	7/15/2010							6,661	$95,652
	10/7/2010	78,667	39,333			11.06	10/7/2020
	10/6/2011	41,667	83,333			6.32	10/6/2021
	11/8/2012							14,479	207,918	17,868	256,584
Mr. Praw	10/18/2005	6,000				63.77	10/18/2015
	10/6/2011	50,000	100,000			6.32	10/6/2021
	11/8/2012							14,479	207,918	16,636	238,893
Mr. Woram	7/15/2010	53,019	26,510			11.26	7/15/2020
	7/15/2010							11,768	168,988
	10/7/2010	74,000	37,000			11.06	10/7/2020
	10/6/2011	40,000	80,000			6.32	10/6/2021
	11/8/2012							14,479	207,918	16,636	238,893

Mr. Hollinger	7/1/2002	58,058		$26.29	7/1/2017
	10/7/2002	60,000		21.51	10/7/2017
	10/24/2003	9,334		33.24 (d)	10/24/2018
	10/24/2003	18,666		34.05 (d)	10/24/2018
	10/22/2004	24,000		40.90	10/22/2019
	10/18/2005	6,000		63.77	10/18/2015
	10/1/2009	68,147		15.44	10/1/2019
	8/13/2010	79,564		19.90	10/2/2018 (f)
	10/7/2010	40,000	20,000	11.06	10/7/2020
	11/9/2010	25,662		36.19	7/12/2017 (f)
	11/9/2010	36,885		28.10	10/4/2017 (f)
	10/6/2011	20,000	40,000	6.32	10/6/2021
	11/8/2012					7,702	$110,601	9,242	$132,715

(a)	Number of Securities Underlying Unexercised Options-Unexercisable. Stock option awards generally vest in equal installment amounts over a three-year period.

(b)	Market Value of Shares That Have Not Vested. The market value shown is based on the price of our common stock on November 30, 2012, which was $14.36.

(c)
Equity Incentive Plan Awards: Number and Market Value of Unearned Units. The awards shown are the PSUs granted to our NEOs in 2012, reflecting target award amounts. The market value shown is based on the price of our common stock on November 30, 2012, which was $14.36.

(d)
As a result of an internal review of our employee stock option grant practices in 2006, we adjusted the exercise prices of certain of our employee stock options in order to comply with Section 409A of the Code. The exercise price for a certain portion of the stock option grant made on October 24, 2003 was not adjusted.

(e)	The expiration date for these stock options is set under Mr. Mezger’s Employment Agreement.

(f)
Through participation in two exchange offers that we conducted in our 2010 fiscal year, these common stock options replaced cash-settled stock appreciation rights (“SARs”) that had been previously granted to the NEO as long-term incentives. Each common stock option has an exercise price equal to the replaced SAR’s exercise price, and the same number of underlying shares, vesting schedule and expiration date as each such SAR. The exchange offers did not include a re-pricing or any other changes impacting the value of the awards to the NEO, no additional grants or awards were made to the NEO, and the issuance of the common stock options did not result in any incremental fair value to the NEO.

(g)
These are performance options that the Compensation Committee determined vested on January 24, 2013, and therefore one-third (or 121,667 options) of these options vested on that date. The remaining two-thirds (or 243,333 options) will vest ratably over the next two years on the anniversary of the October 6 grant date.

Option Exercises and Stock Vested During Fiscal Year 2012

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(a)	Value Realized on Vesting ($)(b)
Mr. Mezger	—	$—	—	$—
Mr. Kaminski	—	—	—	—
Mr. Praw	—	—	—	—
Mr. Woram	—	—	—	—
Mr. Hollinger	—	—	10,525	149,981

(a)	Number of Shares Acquired on Vesting. The shares reported in this column represent restricted stock that vested in our 2012 fiscal year.

(b)
Value Realized on Vesting. The amount shown is the total gross dollar value realized upon the vesting of the restricted stock described above in footnote (a) to this table. Due to tax withholding obligations, however, Mr. Hollinger actually realized a lower total value.

Pension Benefits During Fiscal Year 2012

Name*	Plan Name	Number of Years Credited Service (#)(a)	Present Value of Accumulated Benefit ($)(b)	Payments During Last Fiscal Year ($)
Mr. Mezger	Retirement Plan	19	$10,010,043	$—
Mr. Hollinger	Retirement Plan	25	2,220,137	—

(a)	Number of Years of Credited Service. These are as of the valuation date. As of November 30, 2012, each participating NEO is fully vested in his respective Retirement Plan benefit.

(b)
Present Value of Accumulated Benefit. These amounts represent the actuarial present value of the total retirement benefit that would be payable to each respective NEO under the Retirement Plan as of November 30, 2012. The following key actuarial assumptions and methodologies were used to calculate this present value: the base benefit for each participant is assumed to begin as of the earliest possible date for each participant (generally the later of age 55 or the tenth anniversary of the commencement of participation); the base benefit is adjusted by past and future cost of living adjustments including a 1.7% increase for the fiscal year ending November 30, 2013 and an assumed 2.5% increase thereafter, until the last benefits are paid for each participant. The discount rate used to calculate the present value of the accumulated benefit shown in table was 3.3%, reflecting a year-over-year reduction in prevailing market interest rates. The discount rate used for the 2011 calculation was 4.4%. The lower discount rate resulted in a year-over-year increase in 2012 in the present value of accumulated benefit; however this does not result in any increase in the benefits payable to participants under the Retirement Plan.

*	Messrs. Kaminski, Praw and Woram are not participants in the Retirement Plan.

Non-Qualified Deferred Compensation During Fiscal Year 2012

Name*	Executive Contributions in Last Fiscal Year ($)(a)	Registrant Contributions in Last Fiscal Year ($)(b)	Aggregate Earnings in Last Fiscal Year ($)(c)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(d)
Mr. Mezger	$40,000	$40,000	$87,727	$—	$901,246
Mr. Kaminski	15,125	15,125	1,127	—	31,377
Mr. Woram	38,250	8,531	5,164	—	72,936
Mr. Hollinger	36,500	11,592	163,893	—	1,639,675

(a)
Executive Contributions in Last Fiscal Year. These amounts reflect compensation the NEOs earned in our 2012 fiscal year that they have voluntarily deferred and are included in the Summary Compensation Table.

(b)
Registrant Contributions in Last Fiscal Year. These amounts are matching contributions we made to the NEOs’ voluntary contributions to our Deferred Compensation Plan and are included in the Summary Compensation Table.

(c)	Aggregate Earnings in Last Fiscal Year. These amounts do not include any above-market or preferential earnings. Accordingly, these amounts are not reported in the Summary Compensation Table.

(d)
Aggregate Balance at Last Fiscal Year End. These amounts reflect compensation the NEOs earned in our 2012 fiscal year or in prior years, but which they voluntarily elected to defer receipt, adjusted for changes in the value of their investments and distributions, if any. Messrs. Mezger and Hollinger are vested in the full amount of their respective balances. Mr. Kaminski is vested in $19,610 and Mr. Woram is vested in $60,161 of each of their aggregate balances.

*	Mr. Praw did not make any Deferred Compensation Plan contributions in our 2012 fiscal year.
Potential Payments Upon Termination of Employment or Change in Control
As described further below, our CEO’s Employment Agreement and certain of our employee benefit plans, including our equity compensation plans, provide for payments and other benefits to our NEOs if we experience a change in control and/or on their termination of employment with us under certain circumstances. In our 2008 fiscal year, we modified some of our benefit plans to comply with Section 409A of the Code, which in certain cases requires that payments to key employees (such as our NEOs) not commence for six months following a termination of employment.
CEO Employment Agreement. Under his Employment Agreement, if we terminate Mr. Mezger’s employment involuntarily, he is entitled to the following benefits, subject to a release of claims against us:

•	a lump sum cash payment equal to 2.0 times the sum of his annual salary plus average annual bonus earned for the prior three years, with the total payment capped at $6,000,000;

•	under certain circumstances, a pro-rated bonus for the year in which his employment terminates;

•	health coverage that we pay for up to two years;

•
with respect to equity compensation granted to him on or after February 28, 2007, (a) two years of additional service credited to compute equity vesting plus full vesting for any equity issued to him in lieu of cash bonuses, and (b) the earlier of 36 months and the original term duration of each equity grant to exercise any such outstanding equity; and

•	performance shares paid as if the performance period closed on the termination date if the performance period would otherwise close in the next 24 months.
Outstanding equity awards granted to Mr. Mezger before the effective date of the Employment Agreement are governed by their respective terms and conditions with respect to his termination of employment.
The following benefits are payable to Mr. Mezger in the case of a change in control:

•	full vesting of unvested equity granted to him on or after February 28, 2007, with earlier equity awards governed by their respective terms and conditions;

•	performance shares paid as earned with the applicable performance period closing as of the date of the change in control;

•
full vesting and lump sum cash payment of deferred compensation, retirement or other employee benefits per the relevant arrangements, provided that lump sum payments subject to Section 409A of the Code are permitted only as provided by the specific terms of those arrangements;

•
if his employment is involuntarily terminated in connection with a change in control (generally, during the period starting three months before and ending twelve months after a change in control), payment of the same severance as provided above in the event of an involuntary termination of employment, except the applicable multiple is 3.0 times the sum of his annual salary and average bonus rather than 2.0 times and the total payment is capped at $12,000,000; and

•	additional “gross-up” payment to compensate for any excise taxes under Section 280G of the Code (“Section 280G”).
Mr. Mezger is prohibited from soliciting our employees for two years after termination, regardless of the reason for termination, and he may not disparage or defame us.
For these purposes, an involuntary termination under his Employment Agreement is generally our termination of Mr. Mezger’s employment without “cause” or his resigning for “good reason.” Mr. Mezger’s termination of employment for any reason during the thirteen month period following a change in control will be treated as an involuntary termination, as will our election not to extend the term of the Employment Agreement to beyond Mr. Mezger’s normal retirement date.
“Cause” is generally defined in the Employment Agreement as a felony conviction materially harming us; willful failure to follow reasonable Board directions; material breach of the Employment Agreement; acts of fraud or dishonesty or misappropriation intended to result in substantial personal enrichment at our expense; and willful misconduct likely to materially damage our financial position or reputation. The Employment Agreement provides Mr. Mezger with a 30-day notice/cure period and gives him an opportunity to present his case to the full Board with respect to a possible for-cause termination of his employment. “Good reason” under the Employment Agreement includes a forced relocation of more than 50 miles; any reduction in Mr. Mezger’s base pay or his annual bonus opportunity that causes these pay components to become materially uncompetitive; any material diminution of Mr. Mezger’s duties or responsibilities; our material breach of the Employment Agreement; or the failure of a successor to assume the Employment Agreement.
“Change in control” is defined under the Employment Agreement to include reorganizations in which our controlling stockholders, if any, no longer hold a majority of our voting stock, or a sale of substantially all of our assets with substantially the same effect; a change in the majority of the Board without approval of the incumbent directors; and any transaction in which a third party becomes the beneficial owner of 35% or more of our total voting power.
Executive Severance Plan. Under our Executive Severance Plan, no severance will be payable to an NEO (or other participant) if he voluntarily terminates employment or his employment is terminated by us with cause. If the employment of an NEO (or other participant) is unilaterally terminated by us without cause, the plan provides a cash severance payment equal to a multiple of base salary and average bonus, as discussed below.
For Messrs. Kaminski, Praw and Woram, the severance amount is equal to 2.0 times the sum of base salary and average bonus. For Mr. Hollinger and for certain other senior executive participants, the severance amount is equal to 1.5 times the sum of base salary and average bonus. With respect to other current participants, the severance amount is equal to 1.0 times base salary and average bonus. The severance amount is reduced by any other severance payments that a participant is entitled to receive from us.

If a participant is entitled to severance under the plan, the applicable base salary is the participant’s annual base salary in effect at the time of the termination of the participant’s employment. The applicable average bonus is the lesser of the amounts determined by the following two calculations:

•
the average of the annual cash bonuses, if any, paid to the participant for the three most recent completed fiscal years prior to the termination of the participant’s employment (or such shorter time as the participant has been employed).

•
(i) 3.0 times base salary for participants entitled to a severance of 2.0 times the sum of base salary and average bonus, (ii) 2.5 times base salary for participants entitled to a severance of 1.5 times the sum of base salary and average bonus, and (iii) 2.0 times base salary for participants entitled to a severance of 1.0 times the sum of base salary and average bonus.

Participants entitled to a severance under the plan are also entitled to a continuation of health benefits that we will pay for a period of years equal to their particular severance multiple.
“Cause” is defined under the plan as the commission by a participant of any of the following: (a) serious violation or deliberate disregard of our policies, including our Ethics Policy; (b) gross dereliction in the performance of job duties and responsibilities; (c) material misappropriation of our property; (d) commission of any act of fraud, bad faith, dishonesty or disloyalty; (e) material breach of non-solicitation, non-disparagement, confidentiality and cooperation covenants contained in the plan; (f) an act (or failure to act) of egregious misconduct involving serious moral turpitude; or (g) an act or omission that is determined to prejudice our best interests significantly. All benefits under the plan are subject to execution of a release and non-solicitation, non-disparagement and confidentiality obligations.
Change in Control Severance Plan. The CIC Plan provides specified benefits to designated participants, which include our current NEOs and a very limited number of our other senior executives. Mr. Mezger is entitled only to CIC Plan benefits that do not duplicate benefits provided under his Employment Agreement if there is a change in control, and the total severance payment benefit that he may be entitled to under the CIC Plan is capped at $12,000,000.
If we experience a change in control, each of our NEOs is entitled to the following benefits under the terms of the CIC Plan:

•
if in the 18 month period following the change in control his employment is terminated other than for cause or disability, or he terminates his employment for good reason, a severance benefit equal to 2.0 times the sum of his average base salary and average actual annual cash bonus for the three fiscal years prior to the year in which the change in control occurs;

•	accelerated vesting of any options and the lapse of any restricted period with respect to any restricted stock or other equity awards awarded to him; and

•
full vesting in any benefits under our Death Benefit Only Plan (which is described below under the heading “Other Change in Control and Employment Termination Provisions”) if he participates in that plan.

In addition, under the CIC Plan, only Messrs. Mezger and Hollinger and five other senior executives are currently eligible to potentially receive a Gross-Up Payment, the last of whom became eligible in February 2008. In 2011, our Board approved a policy that no officer or employee who is hired or is promoted after April 7, 2011 will receive the Gross-Up Payment benefit under the CIC Plan in connection with such hiring or promotion. Consistent with this policy, since April 7, 2011 we have not extended the Gross-Up Payment benefit to any newly hired or promoted officers or employees who would have been eligible to receive the benefit under the terms of the CIC Plan, or to any other officer or employee. In addition, while each of Messrs. Kaminski, Praw and Woram are participants under the CIC Plan, they are not entitled to or eligible to receive the Gross-Up Payment benefit. As noted below, no such Gross-Up Payments would have been due to Messrs. Mezger or Hollinger, or to any of the other eligible senior executives, if a change in control had occurred on November 30, 2012.
Certain CIC Plan participants are entitled to a lower severance payment of 1.0 times the sum of their average base salary and average actual bonus. All benefits under the CIC Plan are subject to execution of a release and non-solicitation of our employees for one year and to the terms of any other agreement a participant may have with us that provides similar benefits.
A “change in control” is generally defined under the CIC Plan to include any change in ownership, change in effective control or a change in the ownership of a substantial portion of assets, in each case relating to us and consistent with the definition of such event under Treasury Department regulations issued under Section 409A of the Code.
The CIC Plan defines “cause” to include (a) acts of fraud or misappropriation intended to result in substantial personal enrichment at our expense; and (b) willful and deliberate violations of a participant’s obligations to us which result in material injury to us. “Good reason” is defined under the CIC Plan to include materially inconsistent changes in a participant’s duties and responsibilities as they were prior to the change in control; any reduction in the participant’s salary or aggregate incentive compensation opportunities; any required relocation of more than 50 miles; a material increase in a participant’s business travel obligations; or a successor’s failure to assume the CIC Plan.

Other Change in Control and Employment Termination Provisions. The individual award agreements governing outstanding unvested common stock options provide for accelerated vesting upon a change in control and upon retirement, as defined under the agreements. The individual award agreements governing outstanding restricted stock awards provide for accelerated vesting upon a change in control, as defined under the agreements. In addition, different provisions govern the length of time a participant has to exercise a common stock option after termination of his or her employment, depending upon the reason for termination and the particular agreement. For example, in the case of a termination of employment for cause, the time to exercise may be limited to five days. In the case of a retirement, the participant may have until the end of a common stock option’s original term in which to exercise.
Our Deferred Compensation Plan and Retirement Plan provide for full vesting of benefits in the event of a change in control, as that term is defined under the plans. The Retirement Plan further provides that a participant will immediately receive the actuarial value (as specified under the Retirement Plan) of the participant’s plan benefits in the event of a change in control. The Retirement Plan also provides for vesting and lump sum payment of the actuarial value of the full Retirement Plan benefit in the event of death.
Our Death Benefit Only Plan provides in the event of a change in control, as defined in the plan, for (a) distribution of an insurance contract to a participant sufficient to pay the death benefit (if the participant dies any time before age 100); and (b) an additional “gross-up” amount sufficient to pay taxes caused by the distribution of the insurance contract and the additional amount. We also maintain term life insurance policies that pay benefits to the designated beneficiaries of certain of our NEOs upon their deaths as described above under the heading “Death Benefits.”
The following tables show payments we may be required to make under various employment termination and change-in-control scenarios, assuming they occurred on November 30, 2012. Some amounts in the tables and footnotes have been rounded up to the nearest whole number.

Post-Employment Payments — Mr. Mezger
Executive Payments and Benefits upon Termination or Change in Control	Voluntary Termination	Involuntary Termination for Cause	Involuntary Termination Without Cause/ Termination for Good Reason		Change in Control Without Termination(a)	Change in Control With Termination for Good Reason or Without Cause(a)	Death	Disability
Compensation:
Severance	$—	$—	6,000,000	(b)	$—	$10,450,000 (c)	$—	$—
Long-term Incentives
Acceleration of Unvested Equity(d)
Stock Options	5,852,197 (e)	—	5,852,197	(e)	5,852,197	5,852,197	3,976,192	3,976,192
Vested Equity(d)
Stock Options	1,630,803	1,630,803	1,630,803		1,630,803	1,630,803	1,630,803	1,630,803
Benefits & Perquisites:
Retirement Plan	10,010,043 (f)	10,010,043 (f)	10,010,043	(f)	10,900,912 (g)	10,900,912 (g)	10,900,912 (g)	10,010,043 (f)
Vested Deferred Compensation(h)	901,246	901,246	901,246		—	901,246	901,246	901,246
Death Benefit Only Plan	— (i)	— (i)	—	(i)	850,509 (j)	850,509 (j)	1,774,465 (i)	— (i)
Term Life Insurance	—	—	—		—	—	400,000	—
Health Benefits	—	—	56,970	(k)	—	56,970 (k)	—	—
Credited Vacation Benefits(l)	76,923	76,923	76,923		—	76,923	76,923	76,923
Total(m)	$18,471,212	$12,619,015	$24,528,182		$19,234,421	$30,719,560	$19,660,541	$16,595,207

(a)
As described above under the headings “Change in Control Severance Plan” and “CEO Employment Agreement,” if payments due in connection with a change in control are subject to excise taxes under Section 280G of the Code, we will pay Mr. Mezger an additional “gross up” amount so that his after-tax benefits are the same as though no excise tax had been applied. We determined, however, that we would not need to pay any such “gross up” amount to Mr. Mezger if we experienced a change in control for purposes of the CIC Plan and his Employment Agreement on November 30, 2012 based on the following major assumptions: (i) stock options assumed paid out based on an assumed value of $14.36 less applicable exercise prices, and other equity awards valued assuming a fair market value of $14.36; (ii) payments for accelerated vesting of time-based equity valued using Treas. Reg. Section 1.280G-1 Q&A 24(c); and (iii) accelerated payment of Retirement Plan benefits valued using Treas. Reg. Section 1.280G-1 Q&A 24(b).

(b)
Severance based on a multiple of 2.0 times current annual base salary plus average annual bonus earned for fiscal years ending November 30, 2011, November 30, 2010, and November 30, 2009, with benefit capped at $6,000,000, as provided by Mr. Mezger’s Employment Agreement.

(c)
Severance based on a multiple of 3.0 times current annual base salary plus average annual bonus earned for fiscal years ending November 30, 2011, November 30, 2010, and November 30, 2009, with benefit capped at $12,000,000, as provided by Mr. Mezger’s Employment Agreement.

(d)
Equity awards valued using the price of our common stock as of November 30, 2012, which was $14.36. Assumes the PSUs granted to Mr. Mezger in 2012 would have no value as the applicable performance period would not have started by November 30, 2012.

(e)
Assumes under these scenarios that Mr. Mezger’s termination would be considered a retirement under the terms of his outstanding stock option agreements. Therefore, his awards would vest and become immediately exercisable.

(f)
Reflects present values of accrued benefit as of November 30, 2012 using an annual discount rate of 3.29% (consistent with Accounting Standards Codification Topic No. 715, “Compensation — Retirement Benefits” (“ASC 715”) valuations). Benefits are assumed to commence in the first quarter following earliest benefit commencement date.

(g)	Assumes lump sum payout of accrued benefit upon a change in control or death using a 2.40% Applicable Federal Rate (“AFR”) discount rate as provided in the Retirement Plan.

(h)	In addition to our matching contributions, deferred compensation balances include Mr. Mezger’s deferrals and earnings on those deferrals in the amount of $451,283.

(i)
Mr. Mezger’s designated beneficiaries would be entitled to receive an estimated death benefit of $1,774,465 ($1,000,000 benefit plus $774,465 “gross-up” for income taxes) upon his death. The present value of the benefit as of November 30, 2012 is approximately $703,909 based on a 3.98% discount factor and the 2013 IRS Mortality Optional Combined (male/female) tables for life expectancy (consistent with rates and mortality tables used for ASC 715 valuations).

(j)	Values are estimated based on cash surrender values of life insurance policies as of December 6, 2012 of $466,972 and income tax “gross-up” of $383,537.

(k)	Assumes we pay 24 months of medical, dental and vision benefits using current COBRA rates of approximately $2,374 per month.

(l)	Assumes payout of 160 hours of vacation benefits as Mr. Mezger is credited with this number of vacation hours during his employment with us, regardless of actual vacation time taken.

(m)
If we delay any payments due to Mr. Mezger to comply with Section 409A of the Code, his Employment Agreement entitles him to receive such payments with accrued interest at the annualized short-term AFR specified therein. The amounts shown exclude interest.

Post-Employment Payments — Mr. Kaminski
Executive Payments and Benefits upon Termination or Change in Control	Voluntary Termination	Involuntary Termination for Cause	Involuntary Termination Without Cause/ Termination for Good Reason	Change in Control Without Termination	Change in Control With Termination for Good Reason or Without Cause	Death	Disability
Compensation:
Severance	$—	$—	$1,860,000 (a)	$—	$1,860,000 (b)	$—	$—
Long-term Incentives
Acceleration of Unvested Equity(c)
Stock Options	—	—	—	846,315	846,315	—	—
Restricted Stock	—	—	—	303,570	303,570	—	—
Vested Equity(c)
Stock Options	687,638	687,638	687,638	687,638	687,638	687,638	687,638
Benefits & Perquisites:
Accelerated Unvested Deferred Compensation(d)	—	—	—	—	11,766	11,766	11,766
Vested Deferred Compensation(e)	19,610	19,610	19,610	—	19,610	19,610	19,610
Term Life Insurance	—	—	—	—	—	750,000	—
Health Benefits	—	—	53,826 (f)	—	—	—	—
Total	$707,248	$707,248	$2,621,074	$1,837,523	$3,728,899	$1,469,014	$719,014

(a)
Severance based on a multiple of 2.0 times current annual base salary plus annual bonus paid for fiscal years ending November 30, 2011 and November 30, 2010, as provided by the Executive Severance Plan.

(b)	Severance based on a multiple of 2.0 times annualized base salary plus annual bonus paid for fiscal years ending November 30, 2011 and November 30, 2010, as provided by the CIC Plan.

(c)
Equity awards valued using the price of our common stock as of November 30, 2012, which was $14.36. Assumes the PSUs granted to Mr. Kaminski in 2012 would have no value as the applicable performance period would not have started by November 30, 2012.

(d)
Mr. Kaminski will fully vest in his unvested matching contribution of $11,766 upon a change in control, or his death or disability. The amounts would not be paid out until his termination of employment.

(e)	In addition to our matching contributions, deferred compensation balances include Mr. Kaminski’s deferrals and earnings on those deferrals in the amount of $15,688.

(f)	Assumes we make monthly contributions for medical and dental benefits in the amount of approximately $2,243 per month for 24 months.

Post-Employment Payments — Mr. Praw
Executive Payments and Benefits upon Termination or Change in Control	Voluntary Termination	Involuntary Termination for Cause	Involuntary Termination Without Cause/ Termination for Good Reason	Change in Control Without Termination	Change in Control With Termination for Good Reason or Without Cause	Death	Disability
Compensation:
Severance	$—	$—	$1,666,666 (a)	$—	$1,666,666 (b)	$—	$—
Long-term Incentives
Acceleration of Unvested Equity(c)
Stock Options	—	—	—	804,000	804,000	—	—
Restricted Stock	—	—	—	207,918	207,918	—	—
Vested Equity(c)
Stock Options	402,000	402,000	402,000	402,000	402,000	402,000	402,000
Benefits & Perquisites:
Death Benefit Only Plan	— (d)	— (d)	— (d)	1,041,224 (e)	1,041,224 (e)	1,774,465 (d)	— (d)
Term Life Insurance	—	—	—	—	—	—	—
Health Benefits	—	—	45,116 (f)	—	—	—	—
Total	$402,000	$402,000	$2,113,782	$2,455,142	$4,121,808	$2,176,465	$402,000

(a)
Severance based on a multiple of 2.0 times current annual base salary plus annual bonus paid for fiscal year ended November 30, 2011, as provided by the Executive Severance Plan. Mr. Praw’s bonus includes his consulting bonus of $233,333 and a pro-rated bonus for service as an officer of $100,000.

(b)
Severance based on a multiple of 2.0 times annualized base salary plus annual bonus paid for fiscal year ending November 30, 2011, as provided by the CIC Plan. Mr. Praw’s bonus includes his consulting bonus of $233,333 and a pro-rated bonus for service as an officer of $100,000.

(c)
Equity awards valued using the price of our common stock as of November 30, 2012, which was $14.36. Assumes the PSUs granted to Mr. Praw in 2012 would have no value as the applicable performance period would not have started by November 30, 2012.

(d)
Mr. Praw’s designated beneficiaries would be entitled to receive an estimated death benefit of $1,774,465 ($1,000,000 benefit plus $774,465 “gross-up” for income taxes) upon his death. The present value of the benefit as of November 30, 2012 is approximately $890,258 based on a 3.98% discount factor and the 2013 IRS Mortality Optional Combined (male/female) tables for life expectancy (consistent with rates and mortality tables used for ASC 715 valuations).

(e)	Values are estimated based on cash surrender values of life insurance policies as of December 6, 2012 of $571,684 and income tax “gross-up” of $469,540.

(f)	Assumes we make monthly contributions for medical and dental benefits in the amount of approximately $1,880 per month for 24 months.

Post-Employment Payments — Mr. Woram
Executive Payments and Benefits upon Termination or Change in Control	Voluntary Termination	Involuntary Termination for Cause	Involuntary Termination Without Cause/ Termination for Good Reason	Change in Control Without Termination	Change in Control With Termination for Good Reason or Without Cause	Death	Disability
Compensation:
Severance	$—	$—	$1,750,000 (a)	$—	$1,750,000 (b)	$—	$—
Long-term Incentives
Acceleration of Unvested Equity(c)
Stock Options	—	—	—	847,481	847,481	—	—
Restricted Stock	—	—	—	376,907	376,907	—	—
Vested Equity(c)
Stock Options	730,159	730,159	730,159	730,159	730,159	730,159	730,159
Benefits & Perquisites:
Accelerated Unvested Deferred Compensation(d)	—	—	—	—	12,775	12,775	12,775
Vested Deferred Compensation(e)	60,161	60,161	60,161	—	60,161	60,161	60,161
Term Life Insurance	—	—	—	—	—	750,000	—
Health Benefits	—	—	50,658 (f)	—	—	—	—
Total	$790,320	$790,320	$2,590,978	$1,954,547	$3,777,483	$1,553,095	$803,095

(a)
Severance based on a multiple of 2.0 times current annual base salary plus annual bonus paid for fiscal years ending November 30, 2011 and November 30, 2010, as provided by the Executive Severance Plan.

(b)	Severance based on a multiple of 2.0 times annualized base salary plus annual bonus paid for fiscal years ending November 30, 2011 and November 30, 2010, as provided by the CIC Plan.

(c)
Equity awards valued using the price of our common stock as of November 30, 2012, which was $14.36. Assumes the PSUs granted to Mr. Woram in 2012 would have no value as the applicable performance period would not have started by November 30, 2012.

(d)
Mr. Woram will fully vest in his unvested matching contribution of $12,775 upon a change in control, or his death or disability. The amounts would not be paid out until the termination of his employment with us.

(e)	In addition to matching contributions, deferred compensation balances include Mr. Woram’s deferrals and earnings on those deferrals in the amount of $56,230.

(f)	Assumes we make monthly contributions for medical and dental benefits in the amount of approximately $2,111 per month for 24 months.

Post-Employment Payments — Mr. Hollinger
Executive Payments and Benefits upon Termination or Change in Control	Voluntary Termination	Involuntary Termination for Cause	Involuntary Termination Without Cause/ Termination for Good Reason	Change in Control Without Termination(a)	Change in Control With Termination for Good Reason or Without Cause(a)	Death	Disability
Compensation:
Severance	$—	$—	$1,067,500 (b)	$—	$1,423,333 (c)	$—	$—
Long-term Incentives
Acceleration of Unvested Equity(d)
Stock Options	—	—	—	387,600	387,600	—	—
Restricted Stock	—	—	—	110,601	110,601	—	—
Vested Equity(d)
Stock Options	292,800	292,800	292,800	292,800	292,800	292,800	292,800
Benefits & Perquisites:
Retirement Plan	2,220,137 (e)	2,220,137 (e)	2,220,137 (e)	2,423,012 (f)	2,423,012 (f)	2,423,012 (f)	2,220,137 (e)
Vested Deferred Compensation(g)	1,639,675	1,639,675	1,639,675	—	1,639,675	1,639,675	1,639,675
Death Benefit Only Plan	— (h)	— (h)	— (h)	803,736 (i)	803,736 (i)	1,774,465 (h)	— (h)
Health Benefits	—	—	20,341 (j)	—	—	—	—
Total	$4,152,612	$4,152,612	$5,240,453	$4,017,749	$7,080,757	$6,129,952	$4,152,612

(a)
As described above under the heading “Change in Control Severance Plan,” under the CIC Plan, if payments due in connection with a change in control are subject to excise taxes under Section 280G of the Code, we will pay Mr. Hollinger an additional “gross up” amount so that his after-tax benefits are the same as though no excise tax had been applied. We determined, however, that we would not need to pay any such “gross up” amount to Mr. Hollinger if we experienced a change in control for purposes of the CIC Plan on November 30, 2012 based on the following major assumptions: (i) stock options assumed paid out based on an assumed value of $14.36 less applicable exercise prices, and other equity awards valued assuming a fair market value of $14.36; (ii) payments for accelerated vesting of time-based equity valued using Treas. Reg. Section 1.280G-1 Q&A 24(c); and (iii) accelerated payment of Retirement Plan benefits valued using Treas. Reg. Section 1.280G-1 Q&A 24(b).

(b)
Severance based on a multiple of 1.5 times current annual base salary plus average annual bonus paid for fiscal years ending November 30, 2011, November 30, 2010, and November 30, 2009, as provided by the Executive Severance Plan.

(c)
Severance based on a multiple of 2.0 times average annual base salary plus average annual bonus paid for fiscal years ending November 30, 2011, November 30, 2010, and November 30, 2009, as provided by the CIC Plan.

(d)
Equity awards valued using the price of our common stock as of November 30, 2012, which was $14.36. Assumes the PSUs granted to Mr. Hollinger in 2012 would have no value as the applicable performance period would not have started by November 30, 2012.

(e)
Reflects present values of accrued benefit as of November 30, 2012 using an annual discount rate of 3.29% (consistent with ASC 715 valuations). Benefits are assumed to commence in the first quarter following earliest benefit commencement date.

(f)	Assumes lump sum payout of accrued benefit paid upon a change in control or death using a 2.40% AFR discount rate as provided in the Retirement Plan.

(g)	In addition to our matching contributions, deferred compensation balances include Mr. Hollinger’s deferrals and earnings on those deferrals in the amount of $1,542,908.

(h)
Mr. Hollinger’s designated beneficiaries would be entitled to receive an estimated death benefit of $1,774,465 ($1,000,000 benefit plus $774,465 “gross-up” for income taxes) upon his death. The present value of the benefits as of November 30, 2012 is approximately $641,591 based on a 3.98% discount rate and the 2013 IRS Mortality Optional Combined (male/female) tables for life expectancy (consistent with rates and mortality tables used for ASC 715 valuations).

(i)	Values are estimated based on cash surrender values of life insurance policies as of December 6, 2012 of $441,291 and income tax “gross-up” of $362,445.

(j)	Assumes we make monthly contributions for medical and dental benefits in the amount of approximately $1,130 per month for 18 months.

Advisory Vote to Approve Named Executive Officer Compensation
Per Section 14A of the Securities Exchange Act of 1934, we are seeking an advisory vote from our stockholders to approve our NEOs’ 2012 fiscal year compensation. We intend to offer this non-binding advisory vote at each of our annual meetings. We and the Board welcome our stockholders’ views on our NEOs’ compensation, and see this advisory vote as one way for stockholders to provide feedback.
Although it is not binding, we and the Board will carefully consider the outcome of this advisory vote consistent with the best interests of all stockholders.
At our 2012 Annual Meeting, the advisory vote to approve our NEOs’ 2011 fiscal year compensation did not receive a majority of votes in favor or against it. As discussed above under the heading “Assessment of Executive Compensation Program During 2012,” in response to this advisory vote and our dialogue with some of our largest stockholders, the Compensation Committee and the Board took significant actions to change certain aspects of our executive compensation program both before and after the 2012 Annual Meeting, as outlined below.

•
Adopted and applied Guidelines that specifically detailed how the achievement of various levels of absolute and relative performance would drive potential maximum 2012 annual incentive payouts to our NEOs and affect ultimate payout determinations;

•	Made a grant of 100% performance-based long-term incentives to our CEO with specific and challenging performance conditions versus the use of time-vested only incentives; and

•
Designed our fiscal 2013 annual incentive program so that payouts are largely formula-driven, based on achievement of specific performance conditions. As a result of its decision to adopt this more structured approach for annual incentive payouts, the Compensation Committee anticipates that it will have less of a need to exercise discretion in its business judgment to reduce, but not increase, annual incentive payouts as compared to the design of the 2012 annual incentive program. In addition, the CEO’s target payout level has been reduced from 275% to 150% of his base salary, and his maximum incentive has been reduced to 3.0 times his base salary from 5.0 times.
As discussed above under the heading “2012 Fiscal Year Performance,” we achieved measurable year-over-year improvement in our financial and operational performance and significantly increased stockholder value in 2012, a fiscal year for which our total stockholder return was 98% (including reinvested dividends), compared to a total return of 16% (including reinvested dividends) for the S&P 500 over the same time period. Even with our solid improvement in performance, the Compensation Committee and the Board approved aggregate NEO compensation for 2012 that was close to its 2011 level. Moreover, while our CEO qualified for a potential maximum 2012 annual incentive payout of $5 million, the Compensation Committee and the Board approved a payout that was 75% below this maximum level and more than 35% below his 2011 annual incentive payout amount. Also, the Compensation Committee used the lower CEO target payout level under the 2013 annual incentive program as the target payout level for his 2012 annual incentive payout. As a result, our CEO’s 2012 total direct compensation (the compensation in the Summary Compensation Table excluding the actuarial change in pension value and all other compensation amounts) is roughly even with his 2011 compensation. In addition, a greater proportion of our CEO’s pay mix in 2012 shifted to performance-based long-term incentives.
We and the Board believe that our NEOs’ 2012 compensation is reasonable, particularly in light of our strong improvement in performance for the year and the essential role that their leadership and hard work played in our achieving the results.
In considering this advisory vote, we urge you to read the Compensation Discussion and Analysis, the compensation tables and the narrative discussion set forth above in this Proxy Statement for additional details on our executive compensation program.
Advisory Vote
At the 2013 Annual Meeting, we are seeking a vote on the following resolution:
RESOLVED, that the stockholders of KB Home approve, on an advisory basis, the compensation paid to its named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth above under the heading “Executive Compensation.”
Voting Standard
Although the outcome of the vote on this item of business is not binding on us or the Board, the advisory resolution will be considered approved based upon the affirmative vote of a majority of shares of our common stock present or represented, and entitled to vote thereon, at the 2013 Annual Meeting. As an advisory vote, it is not intended to have any use, application or effect for or on behalf of KB Home or its stockholders outside of the 2013 Annual Meeting except as permitted by the Board.
Your Board recommends an advisory vote FOR the resolution above to approve named executive officer compensation.

Ratify Independent Registered Public Accounting Firm Appointment
The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm to audit our consolidated financial statements for our fiscal year ending November 30, 2013. We are seeking stockholder ratification of this appointment. During our fiscal year ended November 30, 2012, Ernst & Young LLP served as our independent registered public accounting firm. Representatives of Ernst & Young LLP are expected to attend the 2013 Annual Meeting, be available to respond to appropriate questions and, if they desire, make a statement.
If Ernst & Young LLP’s appointment is not ratified, the Audit Committee will consider whether to retain Ernst & Young LLP, but still may retain the firm. Even if the appointment is ratified, the Audit Committee, in its discretion, may change the appointment of our independent registered public accounting firm at any time during the year if it determines that such a change would be in our and our stockholders’ best interests.
Voting Standard
The Audit Committee’s appointment of Ernst & Young LLP will be considered ratified based upon the affirmative vote of a majority of shares of our common stock present or represented, and entitled to vote thereon, at the 2013 Annual Meeting.
Your Board recommends a vote FOR ratifying Ernst & Young LLP’s appointment.

Independent Auditor Fees and Services in our 2012 and 2011 Fiscal Years
Ernst & Young LLP served as our independent registered public accounting firm for our 2012 and 2011 fiscal years. Services provided by Ernst & Young LLP and related fees in each of our last two fiscal years were as follows:

	Fiscal Year Ended ($000s)
	2012	2011
Audit Fees	$874	$889
Audit-Related Fees	73	39
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$947	$928
In each of our 2012 and 2011 fiscal years, audit fees included an annual consolidated financial statement audit, audits of our financial services subsidiary and audit services performed in connection with our compliance with Section 404 of the Sarbanes-Oxley Act of 2002. Audit-related fees included 401(k) Savings Plan audits and accounting consultations.
Pre-Approval Policy
The Audit Committee has established a policy that requires it to pre-approve all services our principal independent registered public accounting firm provides to us, including audit services, audit-related services, tax services and other permitted non-audit services. In most cases, the Audit Committee pre-approves each specific service and a corresponding fee amount for the service. In addition, under the policy, the Audit Committee has pre-approved our chief accounting officer (or a functional equivalent) to authorize the performance of certain types or categories of services up to specific fee limits, and has delegated to the Audit Committee Chair the authority to pre-approve services subject to a specific per-engagement fee limit. The Chair must report to the Audit Committee any pre-approvals granted under this delegated authority. The Audit Committee approved all audit services provided by Ernst & Young LLP during our 2012 fiscal year in accordance with this policy.

Audit and Compliance Committee Report
The Audit and Compliance Committee of the Board of Directors acts under a written charter.
Under its charter, the Audit and Compliance Committee assists the Board of Directors in fulfilling the Board’s responsibility for oversight of KB Home’s financial reporting process and practices, and its internal control over financial reporting. Management is primarily responsible for KB Home’s financial statements, the reporting process and assurance for the adequacy of the internal control over financial reporting. KB Home’s independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of KB Home’s financial statements and KB Home’s internal control over financial reporting, and for expressing an opinion on the conformity of KB Home’s audited financial statements to generally accepted accounting principles used in the United States and the adequacy of KB Home’s internal control over financial reporting.
In this context, the Audit and Compliance Committee has reviewed and discussed with management and Ernst & Young LLP KB Home’s audited financial statements. The Audit and Compliance Committee has discussed with Ernst & Young LLP the matters required to be discussed in accordance with the standards of the Public Company Accounting Oversight Board. In addition, the Audit and Compliance Committee has received the written disclosures and the letter from Ernst & Young LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding an independent accountant’s communications with a registrant’s audit committee concerning independence, and has discussed with Ernst & Young LLP its independence from KB Home and KB Home’s management.
In reliance on the reviews, reports and discussions referred to above, the Audit and Compliance Committee recommended to the Board, and the Board approved, that the audited financial statements be included in KB Home’s Annual Report on Form 10-K for the fiscal year ended November 30, 2012, for filing with the Securities and Exchange Commission.
This report is respectfully submitted by the members of the Audit and Compliance Committee:

Melissa Lora, Chair	Dr. Thomas W. Gilligan
Barbara T. Alexander	Luis G. Nogales

Other Matters
Internet Availability of Proxy Materials and Governance Documents
Proxy materials for the 2013 Annual Meeting, including the accompanying Notice of 2013 Annual Meeting, this Proxy Statement, the Annual Report and a form of proxy or voting instruction form, are being made available primarily via the Internet at www.kbhome.com/investor/proxy. We are doing this to speed the delivery of proxy materials to our stockholders, to lower costs and to reduce the impact on the environment from printing and mailing proxy materials.
Beginning February 22, 2013, we mailed to stockholders a Notice of Internet Availability (the “Notice”) that provides instructions on how to access and view the proxy materials, and to vote online or by telephone. To request a printed copy of our proxy materials, please follow the instructions on the Notice. Stockholders who previously elected to receive proxy materials electronically will continue to receive these materials and the Notice by e-mail, unless we are told otherwise. Please note that you cannot vote your shares by marking the Notice and returning it.
Our Certificate of Incorporation, By-laws, Corporate Governance Principles, Charters for all Board Committees, Ethics Policy and annual Sustainability Reports are available online for viewing, printing or downloading at www.kbhome.com/investor/corporategovernance.

Section 16(a) Beneficial Ownership Reporting Compliance
Based solely on written representations furnished to us from reporting persons and our review of Forms 3, 4 and 5 and any amendments thereto furnished to us, we believe all such Forms required to be filed during our 2012 fiscal year under Section 16(a) of the Securities Exchange Act, as amended, were filed on a timely basis by our reporting persons, other than the untimely filing due to inadvertent administrative error of a Form 4 for each of Ms. Alexander and Messrs. Jastrow and Nogales regarding an April 12, 2012 cash settlement for each such reporting person of Director Plan stock units granted in 2011.

Admission to the 2013 Annual Meeting
Only stockholders on February 8, 2013, authorized proxy holders of such stockholders, and invited guests of the Board may attend the 2013 Annual Meeting. Both an admission ticket and picture identification (such as a valid driver’s license or passport) will be required to attend the meeting. A professional business dress code will be observed. To obtain an admission ticket to the meeting, please send your written request to William A. (Tony) Richelieu, Corporate Secretary, KB Home, 10990 Wilshire Boulevard, Los Angeles, California 90024. All requests must be received on or before Friday, March 22, 2013 and include the following information:

•
If you are a stockholder of record: A copy of a form of proxy or voting instruction form or a Notice showing your name and address. If you are appointing an authorized proxy representative, also include the representative’s name, mailing address and contact telephone number and a copy of the signed legal proxy.

•
If you are a beneficial stockholder: A copy of a brokerage account voting instruction form showing your name and address, or a broker letter verifying record date ownership and a copy of a brokerage account statement showing your KB Home stock ownership on the record date.

In your request, please include the address where your admission ticket should be mailed, and any special assistance needs.

Stockholder Proposals for Our 2014 Annual Meeting of Stockholders
To be included in the proxy statement and form of proxy for our 2014 Annual Meeting, we must receive no later than October 25, 2013 any proposal of a stockholder intended to be presented at that meeting. Further, the Board-designated proxies for that meeting will use their discretionary voting authority with respect to any proposal presented at the meeting by a stockholder who does not provide us with written notice of the proposal on or prior to January 8, 2014.

ANNEX I — RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
This proxy statement contains information about our operating income (loss) and operating margin, in each case excluding inventory impairment and land option contract abandonment charges, and our pretax loss, excluding inventory and joint venture impairment and land option contract abandonment charges. Each of these measures is not calculated in accordance with generally accepted accounting principles (“GAAP”). We believe these non-GAAP financial measures are relevant and useful for purposes of this proxy statement in understanding our 2012 fiscal year performance specifically from our operations. However, because these financial measures are not calculated in accordance with GAAP, they may not be completely comparable to other homebuilding companies and therefore should not be considered in isolation or as an alternative to measures prescribed by GAAP. Rather, each of these non-GAAP financial measures should be used to supplement their respective most directly comparable GAAP financial measure in order to provide a greater understanding of our performance.
Operating income (loss), excluding inventory impairments and abandonments. The following table reconciles our operating income (loss) calculated in accordance with GAAP to the non-GAAP financial measure of our operating income (loss), excluding inventory impairment and land option contract abandonment charges (dollars in thousands):

	Fiscal Year Ended,
	2012	2011
Total operating loss	$(11,564)	$(96,282)
Add: Inventory impairment and land option contract abandonment charges	28,533	25,791
Operating income (loss), ex. inventory impairments and abandonments	$16,969	$(70,491)
Operating income (loss), excluding inventory impairment and land option contract abandonment charges, is calculated as our total operating loss before inventory impairment and land option contract abandonment charges (as applicable) recorded during a given period. The most directly comparable GAAP financial measure is total operating loss.
Pretax loss, excluding inventory and joint venture impairments and abandonments. The following table reconciles our pretax loss calculated in accordance with GAAP to the non-GAAP financial measure of our pretax loss, excluding inventory and joint venture impairment and land option contract abandonment charges (dollars in thousands):

	Fiscal Year Ended,
	2012	2011
Total pretax loss	$(79,053)	$(181,168)
Add: Inventory and joint venture impairment and land option contract abandonment charges	28,533	79,518
Pretax loss, ex. inventory and joint venture impairments and abandonments	$(50,520)	$(101,650)
Pretax loss, excluding inventory and joint venture impairment and land option contract abandonment charges, is calculated as our total pretax loss before inventory and joint venture impairment and land option contract abandonment charges (as applicable) recorded during a given period. The most directly comparable GAAP financial measure is total pretax loss.
Operating margin, excluding inventory impairments and abandonments. The following table reconciles our operating margin calculated in accordance with GAAP to the non-GAAP financial measure of our operating margin, excluding inventory impairment and land option contract abandonment charges (dollars in thousands):

	Fiscal Year Ended,
	2012	2011
Total operating loss	$(11,564)	$(96,282)
Add: Inventory impairment and land option contract abandonment charges	28,533	25,791
Operating income (loss), ex. inventory impairments and abandonments	$16,969	$(70,491)

Total revenues	$1,560,115	$1,315,866

Operating margin	(.7)%	(7.3)%

Operating margin, ex. inventory impairments and abandonments	1.1%	(5.4)%

Operating margin, excluding inventory impairment and land option contract abandonment charges, is a non-GAAP financial measure, which we calculate by dividing our total operating loss before inventory impairment and land option contract abandonment charges (as applicable) recorded during a given period, by our consolidated total revenues. The most directly comparable GAAP financial measure is operating margin.

A-1

KB HOME
10990 Wilshire Boulevard
Los Angeles, California 90024
(310) 231-4000

KB HOME

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by the applicable deadline stated on the other side of this form.

Vote by Internet

- Go to **www.investorvote.com/KBH**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — YOUR BOARD RECOMMENDS A VOTE "FOR" EACH OF THESE DIRECTOR NOMINEES, AND A VOTE "FOR" ITEMS 2 AND 3.

1. Election of Directors:

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
1.1 - Barbara T. Alexander	☐	☐	☐	1.2 - Stephen F. Bollenbach	☐	☐	☐	1.3 - Timothy W. Finchem	☐	☐	☐
1.4 - Dr. Thomas W. Gilligan	☐	☐	☐	1.5 - Kenneth M. Jastrow, II	☐	☐	☐	1.6 - Robert L. Johnson	☐	☐	☐
1.7 - Melissa Lora	☐	☐	☐	1.8 - Michael G. McCaffery	☐	☐	☐	1.9 - Jeffrey T. Mezger	☐	☐	☐
1.10 - Luis G. Nogales	☐	☐	☐								

	For	Against	Abstain
2. Advisory vote to approve named executive officer compensation.	☐	☐	☐
3. Ratify the appointment of Ernst & Young LLP as KB Home's independent registered public accounting firm for the fiscal year ending November 30, 2013.	☐	☐	☐

In their discretion, the named proxies are authorized to vote upon any other matter that may properly come before the Meeting or any adjournment or postponement thereof, including upon any motion to adjourn or postpone all or any portion of the Meeting.

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X

01KUJF

KB HOME
ANNUAL MEETING OF STOCKHOLDERS APRIL 4, 2013

Dear Fellow Stockholder:

Your vote and investment in KB Home are very important. We encourage you to vote via the Internet or telephone as indicated on the reverse side of this form. If you choose to vote by mail, please complete and return this form for tabulation as soon as possible to ensure your vote is counted.

Thank you for your continued support of KB Home.

Sincerely,

Jeffrey T. Mezger
President and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on April 4, 2013: You may access and download copies of KB Home's 2012 Annual Report and 2013 Proxy Statement at http://www.kbhome.com/investor/proxy

▼ **IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

KB HOME

Proxy — KB HOME

PROXY/VOTING INSTRUCTIONS FOR ANNUAL MEETING OF STOCKHOLDERS
APRIL 4, 2013
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

Receipt of proxy materials for the above Annual Meeting of Stockholders is acknowledged. The undersigned hereby constitutes and appoints Jeffrey T. Mezger and Brian J. Woram, and each of them, as attorney, agent and proxy of the undersigned, each with the power to act without the other and with full power of substitution, and authorizes each of them to represent the undersigned and to vote all shares of Common Stock, $1.00 par value, of KB Home (the "Company") of which the undersigned would be entitled to direct the vote if personally present at the 2013 Annual Meeting of Stockholders of the Company to be held on April 4, 2013, and at any and all adjournments or postponements thereof (the "Meeting"), as instructed on the reverse side of this form or, if no instruction is given, "FOR" the election of each director nominee and "FOR" Items 2 and 3, and in each such proxyholder's discretion upon any other matter that may properly come before the Meeting, including upon any motion to adjourn or postpone all or any portion of the Meeting.

If shares of the Company's Common Stock are held on behalf of the undersigned under the Company's Amended and Restated 401(k) Savings Plan (the "Plan") and/or if the undersigned is entitled as a participant in the Company's employee stock option plans to direct the vote of shares held by the Grantor Stock Ownership Trust (the "Trust"), this form serves to provide confidential voting instructions to the respective Trustee that votes the shares of the Plan and the Trust as to any and all such shares as to which the undersigned had the right to give voting instructions on February 8, 2013 to vote as instructed on the reverse side of this form or, if no instruction is given, "FOR" the election of each director nominee and "FOR" Items 2 and 3, and in the discretion of each of the above-named proxies upon any other matter that may properly come before the Meeting, including upon any motion to adjourn or postpone all or any portion of the Meeting.

PLEASE MARK, DATE AND SIGN THIS FORM AND RETURN IT PROMPTLY, OR USE THE INTERNET OR TELEPHONE OPTIONS DESCRIBED ON THE REVERSE SIDE OF THIS FORM, EVEN IF YOU PLAN TO ATTEND THE MEETING. VOTING INSTRUCTIONS IN RESPECT OF SHARES OF THE COMPANY'S COMMON STOCK REGISTERED WITH KB HOME'S TRANSFER AGENT MUST BE RECEIVED ON OR BEFORE 11:59 P.M. EASTERN TIME ON APRIL 3, 2013 TO BE COUNTED.

VOTING INSTRUCTIONS TO THE RELEVANT TRUSTEES IN RESPECT OF PLAN SHARES AND TRUST SHARES, HOWEVER, MUST BE RECEIVED BY THE TRUSTEE ON OR BEFORE 11:59 P.M. EASTERN TIME ON APRIL 2, 2013 TO BE COUNTED. IF YOU DO NOT PROVIDE VOTING INSTRUCTIONS TO THE PLAN TRUSTEE, YOUR PLAN SHARES, IF ANY, WILL NOT BE VOTED.

(Continued and to be marked, dated and signed, on the other side)